EDUCATION MANAGEMENT CORPORATION
(“EDMC,” and together with its subsidiaries, the “Company,” “us” or “we”)

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
This report contains information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management and concern our strategy, plans or intentions, typically contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” “plans,” “estimates” or similar words. However, the absence of these or similar words does not mean that a particular statement is not forward-looking. All statements that we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, from time to time, we make forward-looking public statements concerning our expected future operations and performance and other developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks and uncertainties and other factors that may change at any time, and, therefore, our actual results may differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions, and we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Certain Risk Factors” and elsewhere in this report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the factors discussed in this report. Some of the factors that we believe could affect our results and that could cause actual results to differ materially from our expectations include, but are not limited to:

•	compliance with extensive federal, state and accrediting agency regulations and requirements;

•	our ability to maintain eligibility to participate in Title IV programs;

•	other changes in our students’ ability to access federal and state financial aid and veteran education benefits, as well as private loans from third-party lenders;

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government and regulatory changes, including revised interpretations of regulatory requirements that affect the post-secondary education industry and new regulations adopted by the U.S. Department of Education;

•	the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of campus-based and online students enrolled in our programs;

•	consummation of the transactions contemplated by the Restructuring Support Agreement we entered into on September 4, 2014;

•	failure to effectively market and advertise to new students;

•	changes in average registered credits taken by students;

•	the implementation of new operating procedures for our fully-online programs;

•	adjustments to our programmatic offerings to comply with the 90/10 rule;

•	our ability to comply with the provisions of any “gainful employment” regulation that may be adopted by the U. S. Department of Education;

•	any difficulties we may face in opening additional schools and otherwise expanding our academic programs;

•	our ability to improve existing academic programs or to develop new programs on a timely basis and in a cost-effective manner;

•	the results of federal, state and accrediting agency program reviews and audits;

•	our high degree of leverage and our ability to generate sufficient cash to service all of our debt obligations and other liquidity needs;

•	compliance with restrictions and other terms in our debt agreements, some of which are beyond our control;

•	our ability to raise additional capital in the future in light of our substantial leverage;

•	our ability to keep pace with changing market needs and technology;

•	investigations by and regulations promulgated by the Consumer Financial Protection Bureau;

•	investigations by and regulations promulgated by the Federal Trade Commission or other regulatory agencies;

•	increased or unanticipated legal and regulatory costs;

•	capacity constraints or system disruptions to our online computer networks;

•	the vulnerability of our online computer networks to privacy and security risks;

•	our failure to attract, integrate, and retain qualified management personnel;

•	competitors with greater resources;

•	declines in the overall growth of enrollment in post-secondary institutions;

•	other market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and overall condition of the industry;

•	changes in the overall U.S. or global economy;

•	whether we delist or deregister our common stock;

•	disruptions or other changes in access to the credit and equity markets in the United States and worldwide;

•	effects of a general economic slowdown or recession in the United States or abroad;

•	the effects of war, terrorism, natural disasters and other catastrophic events;

•	existing and further delay in filing our Annual Report on Form 10-K for the fiscal year ended June 30, 2014;

•	the required restatement of any of our consolidated financial statements;

•	other risks inherent in non-domestic operations; and

•	any other factors set forth herein under “Certain Risk Factors.”
We caution you that the foregoing list of important factors may not contain all of the material factors that could affect our results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
CERTAIN CONSIDERATIONS REGARDING OUR BUSINESS
Strategic Focus
We have defined four strategic priorities for our organization aligned with our focus on student success:

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Focus on Student Outcomes. Our education programs offer our students opportunities which are aligned with labor market demand and student completion. We seek to identify emerging industry trends in order to understand the evolving educational needs of our students and graduates. Our student-centric, flexible programs are designed to meet the needs of employers and students.  We focus on preparing students for in-demand careers, employing innovative teaching methods and technology. Our staff of trained, dedicated career services specialists maintains solid relationships with employers in order to improve our student graduate employment rates in their chosen fields. We continually evaluate student persistence using multiple metrics, including overall persistence under the Accrediting Council of Independent Colleges and Schools (ACICS) criteria; our internal 180-day new student cohort retention rate; and graduate completion results. Our experience indicates that the majority of students who withdraw from school typically do so within their first few academic terms. Accordingly, we track new students' persistence to focus additional efforts to keep them in school.

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Improve the Affordability of our Programs. The cost of obtaining a post-secondary degree has increased substantially over the last decade while incomes earned by families have stagnated. In addition, the availability of state grants and other financial aid sources for students has decreased due to budgetary constraints. In order to address these issues, we have introduced a number of initiatives to limit or decrease the cost of obtaining a degree from one of our institutions, including freezing tuition at The Art Institutes through 2015 for students who enrolled by October 2013, decreasing the number of credit hours necessary to complete certain programs and substantially increasing the availability of scholarships to students. We recently introduced The ART Grant at certain of our Art Institutes school locations which will provide up to a 15% discount off tuition for students pursuing Associate’s degrees and up to a 20% discount off tuition for students pursuing Bachelor’s degrees. Due to these initiatives, we estimate that the average debt incurred by students graduating from The Art Institutes has decreased by approximately 15% since fiscal 2010.

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Strive to Achieve High Standards of Compliance Across the Organization. The proprietary education industry has come under a significant level of scrutiny in the last few years, with numerous regulatory and enforcement agencies launching investigations and adopting new rules and regulations.  In response, we have increased our emphasis on compliance efforts across our education systems.

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Further Integrate our Accredited Institutions. Our 110 school locations are currently organized into 18 accredited institutions recognized by the U.S. Department of Education. Over the last several years we have consolidated a number of our institutions in order to achieve operational efficiencies and support our student affordability efforts. We plan to continue to pursue opportunities to integrate our schools and believe that these efforts will allow us to enhance our programmatic and degree offerings for students, decrease our administrative costs by simplifying our structure and streamlining our compliance efforts, and better standardize the rollout of academic programs across our national footprint.

Student Financial Assistance
Most of the students at our schools based in the United States rely, at least in part, on financial assistance to pay for the cost of their education. In the United States, the largest sources of such support are the federal student aid programs under Title IV of the Higher Education Act of 1965, as amended (“HEA”). Additional sources of funds include other federal grant programs, state grant and loan programs, private loan programs and institutional grants and scholarships. To provide students access to financial assistance resources available through Title IV programs, a school must be (i) authorized to offer its programs of instruction by the relevant agency of the states in which it is physically located and comply with applicable state requirements regarding fully-online programs, (ii) institutionally accredited by an agency recognized by the U.S. Department of Education, and (iii) certified as an eligible institution by the U.S. Department of Education. In addition, the school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students and remain in compliance generally with the Title IV program regulations. Most of the U.S. Department of Education's requirements, such as the 90/10 Rule and the cohort default rate test, which are described in greater detail below, are applied on an institutional basis, with an institution defined as a main campus and its additional locations, if any. As of June 30, 2014, 18 of our 110 primary locations were recognized by the U.S. Department of Education as main campuses.
As in the United States, there are certain risks associated with operating post-secondary institutions in Canada, including, among other risks:

•	if our schools fail to comply with extensive regulations, we could be subject to financial penalties, restrictions on our operations or loss of external financial aid funding for our students;

•	the provinces or national government may change the law or reduce funding for student financial aid programs, which could harm our student population and revenue;

•	if our schools do not maintain their approvals, they may not operate or participate in federal student financial aid programs; and

•	government and regulatory agencies may conduct compliance reviews, bring claims or initiate litigation against us.
While most states in the United States support public colleges and universities primarily through direct state subsidies, the U.S. federal government provides a substantial part of its support for post-secondary education in the form of grants and loans to students who can use this support at any institution that has been certified as eligible by the U.S. Department of Education. Students at our U.S. schools receive loans, grants and work-study aid to fund their education under several Title IV programs, of which the two largest are the William D. Ford Federal Direct Loan (“Direct Loan”) program and the Pell Grant (“Pell”) program. Most of our U.S. schools also participate in the federal Supplemental Educational Opportunity Grant (“FSEOG”) program, the federal Perkins Loan (“Perkins”) program, the federal Work-Study program and the Iraq and Afghanistan Service Grant program.
During fiscal 2014 and 2013, gross receipts from the financial aid sources for attending our post-secondary institutions were as follows (dollars in millions):

	Fiscal 2014		Fiscal 2013 (4)
	Gross Receipts (1) (3)	% of Gross Receipts	Gross Receipts (1) (3)	% of Gross Receipts
Federal Title IV Aid:
Stafford Loans	$1,211.3	49.0%	$1,293.1	48.0%
Pell Grants	380.9	15.4%	391.7	14.5%
PLUS Loans	149.5	6.1%	205.1	7.6%
Grad Plus Loans	52.2	2.1%	53.2	2.0%
Other Title IV Aid (2)	20.6	0.9%	22.923	8.0%
Total Federal Title IV Aid	$1,814.5	73.5%	$1,966	72.9%
Military	195.1	7.9%	194.9	7.2%
Private Loans	42.9	1.7%	58.6	2.2%
State Grants	42.1	1.7%	44.5	1.7%
Total Other Aid	280.1	11.3%	298	11.1%
Cash Payments	375.8	15.2%	431.4	16.0%
Total Gross Receipts (3) (4)	$2,470.4	100.0%	$2,695.4	100.0%

(1)
Gross receipts include paid and unpaid aid awarded, which is net of the return to the federal student financial aid programs of all unearned funds from students who withdraw from a program of study, as well as cash payments. A portion of an undergraduate student's Direct Loan may be unsubsidized, depending upon his or her financial need.

(2)	Primarily consists of FSEOG Awards and Perkins loans.

(3)
Total gross receipts include stipends, or financing received by students in excess of the tuition and fees that they pay to our schools, which we receive from financing sources on behalf of students. Stipends are generally used by students to fund living expenses while attending school. Total stipends paid to students during fiscal 2014 and 2013 were $309.5 million and $369.4 million, respectively. Aid awarded from the Federal Work Study program is excluded from total gross receipts along with institutional aid, employee reimbursement of tuition payments and institutional scholarships.

(4)	Certain amounts have been updated from the prior year presentation due to refunds and other revisions which occurred after the end of fiscal 2013.

Direct Loans. The Direct Loan program includes Stafford loans, both subsidized and unsubsidized, Parent Loan for Undergraduate Students (“PLUS”) program loans, which are made available to parents of undergraduate students classified as dependents, and Grad PLUS program loans, which are made available to graduate and professional students. Prior to July 1, 2010, Stafford and PLUS program loans were also made available to students through the Federal Family Education Loan (“FFEL”) program which was administered and funded by private sources. The Direct Loan program is administered and funded by the U.S. Department of Education.
Under the Direct Loan program, an undergraduate student may borrow up to $5,500 for the first academic year, $6,500 for the second academic year and, in certain educational programs, $7,500 for each of the third and fourth academic years. Students who are classified as independent can obtain up to an additional $4,000 for each of the first and second academic years and, depending upon the educational program, an additional $5,000 for each of the third and fourth academic years. Students enrolled in programs higher than a bachelor-level program can borrow up to $20,500 per academic year. Students enrolled in certain graduate-level health professions can receive an additional $12,500 per academic year. PLUS program loans may be obtained by parents of a dependent student in an amount not to exceed the difference between the total cost of that student’s education (including allowable educational expenses) and other aid to which that student is entitled. Grad PLUS program loans may be obtained by eligible students in graduate programs in an amount not to exceed the difference between the total cost of that student’s education (including allowable educational expenses) and other aid to which that student is entitled.
Pell. Pell grants are the primary component of Title IV programs under which the U.S. Department of Education makes grants to undergraduate students who demonstrate financial need. Every eligible student is entitled to receive a Pell grant; there is no institutional allocation or limit. Effective as of July 1, 2010, the maximum amount of availability of a Pell grant increased to $5,550 per year from a maximum of $5,350 per year in fiscal 2010 and a maximum of $4,731 in fiscal 2009. Effective from July 1, 2009 through June 30, 2011, certain students who attended school for more than two academic years within an award year were in some cases eligible for additional Pell grant awards. Effective July 1, 2012, the number of full-time semesters that a student is eligible to receive a Pell grant decreased from 18 to 12 and the number of full-time academic quarters decreased from 27 to 18. Additionally, the income threshold necessary for expected family contribution automatically set at zero decreased from $32,000 to $24,000. These changes may result in the inability of some of our students to continue to receive Pell grants, depending on their prior receipt of Pell grants, or a decrease in the amount of Pell grants that they are eligible to receive. The maximum available to an eligible student under the Pell grant program depends on student need and other factors.
FSEOG.  FSEOG awards are designed to supplement Pell grants for the neediest undergraduate students. FSEOG grants at our schools generally range in amount from $300 to $1,200 per year. However, the availability of FSEOG awards is limited by the amount of those funds allocated by the U.S. Department of Education to an institution under a formula that takes into account the size of the institution, its costs and the income levels of its students. We are required to make a 25% matching contribution for all FSEOG program funds disbursed. Resources for this institutional contribution may include institutional grants and scholarships and, in certain U.S. states, portions of state grants and scholarships.
Perkins.  Eligible undergraduate students may borrow up to $5,500 under the Perkins program during each academic year, with an aggregate maximum of $27,500 for students with at least two years of study. Eligible graduate students may borrow up to $8,000 in Perkins loans each academic year, with an aggregate maximum of $60,000. Perkins loans have a 5% interest rate and repayment is delayed until nine months after a student ceases enrollment as at least a half-time student. Perkins loans are made available to those students who demonstrate the greatest financial need. Perkins loans are made from a revolving account. Congress has not appropriated any new federal capital contributions to the Perkins program in several fiscal years. When Congress last funded the program, 75% of the new funding was contributed by the U.S. Department of Education and the remainder by the applicable school. Each school collects payments on Perkins loans from its former students and re-lends those funds to currently enrolled students. Collection and disbursement of Perkins loans is the responsibility of each participating institution. During fiscal 2014, payments from former students to the program were approximately $3.2 million. We were not required to make any matching contributions in fiscal 2014.
Federal Work-Study.  Under the Federal Work-Study program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need, to perform work for the institution or for off-campus public or non-profit organizations. Most of our schools participate in the Federal Work-Study program. In order to participate in the program, each year a school must have at least 7% of the school's Federal Work-Study program allocation paid to students performing community service work and at least one student in a literacy job. In fiscal 2014, 17 of our 18 institutions met this requirement.
Legislative and Regulatory Action. Political and budgetary concerns can significantly affect Title IV programs. Congress generally reauthorizes the HEA approximately every six years. In August 2008, the Higher Education Opportunity Act (“HEOA”) reauthorized the HEA through at least September 30, 2014. The HEOA, among other things, revised the 90/10 Rule, as described in more detail under “Federal Oversight of Title IV Programs - ‘The 90/10 Rule’”, revised the calculation of an institution’s cohort default rate, required additional disclosures and certifications with respect to non-Title IV private loans and prohibited certain activities or relations between lenders and schools to discourage preferential treatment of lenders based on factors not in students’ best interests. In addition, Congress determines federal appropriations for Title IV programs on an annual basis. Congress also can make changes in the laws affecting Title IV programs in those annual appropriations bills and in other laws it enacts between HEA reauthorizations.
The U.S. Senate Committee on Health, Education, Labor and Pensions (the “HELP Committee”) held a series of hearings on the proprietary education sector during 2010 and 2011 relating to student recruiting, accreditation matters, student debt, student success and outcomes, and other matters. On July 30, 2012, the majority staff of the HELP Committee released a report, “For Profit Higher Education: The Failure to Safeguard the Federal Investment and Ensure Student Success.” While stating that proprietary colleges and universities have an important role to play in higher education and should be well-equipped to meet the needs of non-traditional students who now constitute the majority of the postsecondary educational population, the report was highly critical of these institutions. The report contended that proprietary institutions have a high cost of attendance, engage in aggressive and deceptive recruiting, have high drop-out rates, provide insufficient student support services, and are responsible for high levels of student debt and loan defaults, among other things. The report called for increased disclosure of information about student outcomes at proprietary colleges and universities, prohibiting institutions from using federal financial aid funding to market, advertise and recruit, amending the 90/10 Rule to prohibit these institutions from receiving more than 85% of their revenues from federal funds, including veterans benefits and Department of Defense tuition assistance, prohibiting the use of mandatory binding arbitration clauses in enrollment agreements, and other measures ostensibly to protect students and taxpayers. The report may be used for future legislative proposals in Congress in connection with a reauthorization of the HEA or other proposed legislation. The report could also lead to further investigations of proprietary schools and additional regulations promulgated by the U.S. Department of Education.
Effective July 1, 2012, the U.S. Department of Education adopted new regulations pertaining to certain aspects of the administration of the Title IV programs, including state authorization; disclosure of information related to gainful employment; compensation for persons and entities engaged in certain aspects of recruiting, admissions and student financial aid; determination of attendance; the definition of what constitutes a substantial misrepresentation; and the definition of credit hours. In addition to the rules, the U.S. Department of Education has issued several “Dear Colleague Letters” to provide sub-regulatory guidance on certain areas of the final regulations. The guidance is provided to assist institutions with understanding the regulations in these areas. Certain of these regulations have had or will have a significant impact on our business, including the incentive compensation regulation which eliminated a prior safe harbor for adjusting the compensation of admissions representatives, a rule requiring that programs be considered a clock hour program for purposes of Title IV program funding when measuring student progress in clock hours is a requirement of receiving federal or state approval to offer a program, specific federal requirements addressing whether a state’s authorization of an educational institution is sufficient for an institution to participate in Title IV programs, and a new definition of what constitutes a substantial misrepresentation.
New Negotiated Rulemaking
The U.S. Department of Education published a Notice of Proposed Rules in the Federal Register on March 25, 2014 which requests comment on the adoption of three annual metrics for measuring whether programs offered by proprietary institutions such as ours lead to “gainful employment” in a recognized occupation. Under the HEA, with the exception of certain liberal arts degree programs, proprietary schools are eligible to participate in Title IV programs only with respect to educational programs that prepare a student for “gainful employment in a recognized occupation.” The U.S. Department of Education previously adopted regulations that were scheduled to become effective as of July 1, 2012 and that would have for the first time set forth standards for measuring whether programs lead to gainful employment in a recognized occupation. These regulations, which were vacated by a federal court decision, would have established three annual metrics related to student loan borrowing which would have imposed certain restrictions on programs up to and including the prohibition on participation in Title IV financial aid programs in the event that the metrics were not satisfied over a period of time. The proposed regulatory language would cause each educational program covered by the rule to fail if the student-loan debt payments of graduates of the program exceed 12 percent of their annual incomes and 30 percent of their discretionary incomes, the same ratios as in the original rule. Programs whose graduates have debt-to-annual-income ratios of 8 percent to 12 percent or debt-to-discretionary-income ratios of 20 percent to 30 percent would fall in a “zone”, and the institution would have to warn students that they might become ineligible for aid. Programs that fail both debt-to-annual-income tests twice in any three-year period or are in the zone or failing for four consecutive years would be ineligible for federal student aid. In response to the 2012 Court ruling, the proposed gainful employment regulation uses programmatic cohort default rates rather than loan-repayment rates as an additional test. Programs whose borrower cohort default rates equal or exceed 30 percent for three consecutive years would be ineligible for federal student aid. The comment period ended May 27, 2014. A final rule must be published in the Federal Register by November 1, 2014 to be effective as of July 1, 2015. The U.S. Department of Education estimated that approximately 1,000,000 students, or approximately 50% of the total number of students enrolled in proprietary post-secondary institutions, are enrolled in programs that would either fail or fall into the zone for improvement under the proposed gainful employment metrics. If the final gainful employment rule is substantially similar to the proposed rule published for comment, it would have a material adverse effect on our business.
In addition, the HEA is scheduled for reauthorization in 2014 and the reauthorization process may result in significant changes to the post-secondary education industry. Among other things, there have been proposals in Congress to amend the 90/10 Rule in connection with the reauthorization of the HEA to prohibit proprietary institutions from receiving more than 85 percent of their revenues from federal funds, including veterans benefits and U.S. Department of Defense tuition assistance. Any revisions to the HEA, the regulations adopted by the U.S. Department of Education, or the 90/10 Rule could have a material adverse impact on our business.

In January 2014, the U.S. Department of Education commenced negotiated rulemaking sessions to implement changes to the Clery Act required by the Violence Against Women Act which, among other items, requires institutions to compile additional statistics for certain crimes reported to campus security authorities or local police agencies, and include such information in its annual security report, along with certain policies, procedures, and programs pertaining to such crimes. A Notice of Proposed Rulemaking was published in the Federal Register on June 20, 2014 and comments were due on or before July 21, 2014. Since consensus was reached on the changes to the Clery Act, a final regulation is expected no later than November 1, 2014 with an effective date of July 1, 2015.
Additionally, another series of negotiated rulemaking sessions to address program integrity and improvement issues was held in February, March, April and May 2014 to address cash management of Title IV funds including use of debit cards and handling of Title IV credit balances; state authorization for programs offered through distance or correspondence education; state authorization for non-U.S. locations of educational institutions; clock to credit hour conversion; the definition of "adverse credit" for borrowers under the Federal Direct PLUS Loan Program; and the application of repeat coursework provisions to graduate and undergraduate programs. During negotiated rulemaking, The U. S Department of Education plans to issue two Notices of Proposed Rulemaking, one which will include proposed PLUS loan adverse credit history regulations and the second will address the remaining proposed regulations. On August 8, 2014, a Notice of Proposed Rulemaking on PLUS loan adverse credit history regulation was published in the Federal Register; comments are due on or before September 8, 2014. The U.S. Department of Education has yet to publish a Notice of Proposed Rulemaking on the remaining regulations.
The U.S. Department of Education has also conducted “listening tours” to solicit public feedback concerning President Obama’s call for a national college ratings system that would promote accountability, affordability, and meaningful outcomes. The draft college ratings system was expected to be released in Spring 2014 for comment, but it was delayed until Fall 2014 with a planned roll-out before the 2015-2016 school year. The President also has requested legislation that would tie federal student aid to college performance with an implementation goal of 2018.
Other Financial Assistance Sources
Students at several of our U.S. schools participate in state aid programs. In addition, certain students at some of our U.S. schools receive financial aid provided by the U.S. Department of Veterans Affairs, the U.S. Department of the Interior (Bureau of Indian Affairs) and the Rehabilitative Services Administration of the U.S. Department of Education (vocational rehabilitation funding). Effective August 1, 2009, the Post 9/11 Veterans Educational Assistance Act of 2008 provided additional educational funding to eligible veterans who served in the U.S. military. During fiscal 2014, students attending our schools received approximately $195 million of financial aid from military sources of which the significant majority was from the U.S. Department of Veteran Affairs and a lesser amount was from the U.S. Department of Defense. Recently, some members of Congress have proposed substantially decreasing the amount of education benefits available to veterans, which could have a material adverse effect on our business, results of operations and ability to comply with the 90/10 Rule. Our schools also provide institutional grants and scholarships to qualified students.
We have relationships with several lending institutions that provide private loans to students attending our schools who meet their underwriting criteria. Private loans facilitate funding which students can use to pay a portion of their tuition and fees that they are unable to pay through personal resources or government-backed loan programs. Such loans are without recourse to us or our schools. Approximately 90% of the private loans in fiscal 2014 were offered and serviced by SLM Corporation. During the last several years, adverse market conditions for consumer student loans resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans.
Due to the relative lack of availability of private lending sources, we have increased the extension of credit to our students for periods of up to 42 months beyond graduation, which has resulted in higher bad debt expense as a percentage of receipts in fiscal 2014 compared to prior periods.
Federal Oversight of Title IV Programs
Our U.S. schools are subject to audits or program compliance reviews by various external agencies, including the U.S. Department of Education, its Office of Inspector General and state and accrediting agencies. The HEA and its implementing regulations also require that an institution’s administration of Title IV program funds be audited annually by an independent accounting firm. If the U.S. Department of Education or another regulatory agency determines that an institution has improperly disbursed Title IV or state program funds or violated a provision of the HEA or state law or their implementing regulations, the affected institution may be required to repay such funds to the U.S. Department of Education or the appropriate state agency or lender and may be assessed an administrative fine and be subject to other sanctions. Although we endeavor to comply with all federal and state laws and implementing regulations, we cannot guarantee that our interpretation of the relevant rules will be upheld by the U.S. Department of Education or other agencies, or upon judicial review.

Our institutions are required to seek recertifications periodically from the U.S. Department of Education in order to participate in Title IV programs. All of our institutions are provisionally certified. The current provisional certifications of our institutions expire as follows: nine institutions expire in fiscal 2015, two of which are currently under review; four institutions expire in fiscal 2016; and five institutions expire in fiscal 2017. While provisional certification does not by itself limit an institution’s access to Title IV program funds, it does subject our institutions to closer review by the U.S. Department of Education and possible summary adverse action if one of our institutions commits a material violation of Title IV program requirements. Moreover, institutions on provisional certification are required to obtain from the U.S. Department of Education prior approval of new additional locations and new programs before disbursing Title IV funds to students attending those locations and new programs.
Four of our 18 institutions were the subject of U.S. Department of Education program reviews in each of fiscal 2014 and 2013. We received final determination letters from the U.S. Department of Education for two program reviews in fiscal 2014, and have not received a final determination letter for three of the four program reviews performed in fiscal 2014, two program reviews performed in fiscal 2013 and two program reviews performed in fiscal 2012. Of the seven program reviews for which we have not received a final determination letter, we have responded to an initial report from the U.S. Department of Education for three of the program reviews, received initial reports for three additional program reviews in September 2014 and have not received an initial report for one program review. One of the initial reports we received in September 2014 requires the reconstruction of fiscal 2011 attendance records for the fully-online programs offered by one of our institutions and a related calculation of amounts required to be returned to the U.S. Department of Education under Title IV programs due to student withdrawals. The initial report also cites impaired administrative capabilities concerning attendance policies. We are currently assessing the findings set forth in the report as well as the two other recently received initial reports. A determination that one of our institutions is required to refund a material amount of Title IV funds to the U.S. Department of Education, or loses or is limited in its access to, federal student financial aid funds due to a failure to demonstrate administrative capability or to comply with other requirements of Title IV programs, would have a material adverse effect on our enrollments, revenue, results of operations and cash flows. We do not currently have any program reviews scheduled for fiscal 2015.
On May 24, 2013, the Company received a subpoena from the Office of Inspector General of the U.S. Department of Education requesting policies and procedures related to Argosy University’s attendance, withdrawal and return to Title IV policies and detailed information on a number of students who enrolled in Argosy University’s Bachelor’s of Psychology degree program. The Company plans to cooperate with the OIG in connection with its investigation. However, we cannot predict the eventual scope, duration or outcome of the investigation at this time.
If the U.S. Department of Education is dissatisfied with an institution’s administration of Title IV programs, it can transfer, without prior notice or judicial review, the institution from the advance system of receiving Title IV program funds to a cash monitoring or reimbursement method of payment, under which a school may have to advance its own funds to students and provide documentation to the U.S. Department of Education that the funds were properly disbursed prior to receiving reimbursement from Title IV programs. Each of our institutions disburses Title IV program funds under Level 1 heightened cash monitoring due to our failure to satisfy the U.S. Department of Education’s financial responsibility standards.
Violations or alleged violations of Title IV program requirements also could subject us to other civil and criminal proceedings and sanctions, suits under the federal False Claims Act or state False Claims Acts, limitations on our operations and ability to open new locations, or administrative proceedings to impose fines or limit, suspend or terminate our eligibility for participation in Title IV programs. The U.S. Department of Education also may initiate an emergency action to temporarily suspend an institution’s participation in Title IV programs without advance notice if it determines that a regulatory violation creates an imminent risk of material loss of public funds.
The HEA requires each accrediting agency recognized by the U.S. Department of Education to undergo comprehensive periodic review by the U.S. Department of Education to ascertain whether such accrediting agency is adhering to required standards. If an accreditation agency loses its approval by the U.S. Department of Education, the HEA grants affected institutions reasonable opportunity to apply for accreditation from a different agency.
The U.S. Department of Veterans Affairs, the U.S. Department of Defense, and the applicable state oversight agency also periodically review a location’s compliance with guidance, regulations, and laws. The scope of the reviews vary, and noncompliance may result in students receiving liabilities on their U.S. Department of Defense or U.S. Department of Veterans Affairs educational benefits, as well as locations being subjected to fines, suspensions, and/or corrective action, including the location no longer being an approved location for students to access their U.S. Department of Defense or U.S. Department of Veterans Affairs educational benefits, and potential program eligibility elimination.
Financial Responsibility Standards. Education institutions participating in Title IV programs must satisfy a series of specific standards of financial responsibility. The U.S. Department of Education has adopted standards to determine an institution’s financial responsibility to participate in Title IV programs.

The regulations establish three ratios: (i) the equity ratio, intended to measure an institution’s capital resources, ability to borrow and financial viability; (ii) the primary reserve ratio, intended to measure an institution’s ability to support current operations from expendable resources; and (iii) the net income ratio, intended to measure an institution’s profitability. Each ratio is calculated separately, based on the figures in the institution’s most recent annual audited financial statements, and then weighted and combined to arrive at a single composite score. The composite score must be at least 1.5 in order for the institution to be deemed financially responsible without conditions or additional oversight. If an institution fails to meet any of these requirements, the U.S. Department of Education may set restrictions on the institution’s eligibility to participate in Title IV programs. Institutions are evaluated for compliance with these requirements as part of the U.S. Department of Education’s renewal of certification process and also annually as each institution submits its audited financial statements to the U.S. Department of Education.
Following the transaction pursuant to which on June 1, 2006, EDMC was acquired by a consortium of private investors through a merger of an acquisition company into EDMC, with EDMC surviving the merger (the “Transaction”), the U.S. Department of Education separately considered our and our schools’ compliance with the financial responsibility requirements on a consolidated basis. Due to the amount of indebtedness we incurred and goodwill we recorded in connection with the Transaction, we have not met the required quantitative measures of financial responsibility on a consolidated basis since the Transaction, including as of June 30, 2014. Accordingly, we are required by the U.S. Department of Education to post a letter of credit and are subject to provisional certification and additional financial and cash monitoring of our disbursements of Title IV funds. In April 2014 the U.S. Department of Education decreased its letter of credit requirement from $348.6 million to $302.2 million, which equals 15 percent of total Title IV aid received by students who attended the Company's institutions during the fiscal year ended June 30, 2013. We expect to be required to renew the letter of credit at this level for as long as our schools remain provisionally certified, although the U.S. Department of Education could increase or decrease the percentage of the Title IV funds used to determine the size of the letter of credit. Outstanding letters of credit reduce lending availability under our revolving credit facility, except to the extent that we obtain cash secured letters of credit, which we are permitted to do under our senior credit facility. In fiscal 2014, we used cash secured letters of credit from two lenders in the aggregate amount of $200.0 million in order to satisfy a portion of our letter of credit obligation to the U.S. Department of Education and obtained a letter of credit under our revolving credit facility for the remainder. In addition, in order to ensure our schools meet financial responsibility tests at the institutional level, we often contribute money to our schools at the end of each of our fiscal years. We may have less liquidity to fund such contributions in future years. We do not believe any reduction in contributions to our schools will have a material adverse impact on us, but can provide no assurances.

We expect to continue to not satisfy the U.S. Department of Education’s quantitative measure of financial responsibility for the foreseeable future. As a result, we expect each of our institutions to be required to continue on provisional certification for additional three-year periods. While provisional certification does not by itself limit an institution’s access to Title IV program funds, it does subject our institutions to closer review by the U.S. Department of Education and possible summary adverse action if one of our institutions commits a material violation of Title IV program requirements. Additionally, the U.S. Department of Education has placed our institutions on heightened cash monitoring Level 1 due to the provisional certification and has included a requirement in some of our program participation agreements that we obtain their approval prior to offering new programs at our institutions. We anticipate that future renewals of our institutions’ provisional certifications will result in continuation of the requirement that we maintain a letter of credit, provisional certification and financial and cash monitoring in future years. Any conditions or limitations on our participation in the federal student financial aid programs in addition to the letter of credit, provisional certification and additional financial and heightened cash monitoring could adversely affect our revenues and cash flows. There can be no assurance that the U.S. Department of Education will not require further restrictions as a condition of the renewal of our certification and that such additional restrictions will not materially and adversely impact our revenues and cash flows.
In the event of a bankruptcy filing by any of our schools, the schools filing for bankruptcy would not be eligible to receive Title IV program funds, notwithstanding the automatic stay provisions of federal bankruptcy law, which would make any reorganization difficult to implement. In addition, our other schools may be held to be jointly responsible for financial aid defaults experienced at the bankrupt schools. In the event of a bankruptcy filing by us, all of our schools could lose their eligibility to receive Title IV program funds, which would have a material adverse effect on our business, financial condition and results of operations.
Cohort Default Rates. Under the HEA, an institution may lose its eligibility to participate in certain Title IV programs if the rates at which the institution’s students default on their federal student loans exceed specified percentages. The U.S. Department of Education calculates these rates for each institution on an annual basis, based on the number of students who have defaulted, not the dollar amount of such defaults. Each institution that participated in the FFEL/Direct Loan program and/or participates in the Direct Loan program receives a FFEL/Direct Loan cohort default rate for each federal fiscal year based on defaulted program loans. A federal fiscal year is October 1 through September 30. Beginning in September 2012, the U.S. Department of Education began to calculate an institution’s annual cohort default rate based on two methodologies: the rate at which borrowers scheduled to begin repayment on their loans in one federal fiscal year default on those loans by the end of the next federal fiscal year (the “Two-Year CDR”); and the rate at which borrowers scheduled to begin repayment on their loans in one federal fiscal year default on those loans by the end of the second succeeding federal fiscal year (the “Three-Year CDR”). Federal fiscal year 2011 is the last fiscal year for which the U.S. Department of Education will publish the Two-Year CDR.
Under the Two-Year CDR, if an institution’s FFEL/Direct Loan cohort default rate equals or exceeds 25% for each of the three most recent federal fiscal years, it no longer will be eligible to participate in the FFEL/Direct Loan and Pell programs for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. If an institution’s FFEL/Direct Loan cohort default rate exceeds 40% for any single fiscal year, it no longer will be eligible to participate in the Direct Loan program for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. If, at any given point, an institution’s Perkins cohort default rate equals or exceeds 50% for each of the three most recent federal fiscal years, it no longer will be eligible to participate in the Perkins programs for the remainder of the federal fiscal year, in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years.
The U.S. Department of Education typically publishes draft cohort default rates in February and the final rates in September of each year. None of our schools has had a FFEL/Direct Loan Two-Year CDR of 25% or greater for any of the last three consecutive federal fiscal years.
Our final Two-Year CDRs for federal fiscal year 2011 were as follows:

Institution	Fiscal 2011 Two-Year CDR (%)
The Art Institute of Atlanta	14.8
The Art Institute of Colorado	13.9
The Art Institute of Fort Lauderdale	12.3
The Art Institute of Houston	16.4
The Art Institute of New York City	17.9
The Art Institute of Philadelphia	11.2
The Art Institute of Phoenix	18.1
The Art Institute of Pittsburgh	19.7
The Art Institute of Portland	7.1
The Art Institute of Seattle	12.4
The Art Institute of York - Pennsylvania	14.9
The Art Institutes International Minnesota	9.8
The Illinois Institute of Art - Chicago	12.6
Miami International University of Art & Design	12.4
The New England Institute of Art	12.0
Argosy University	14.0
South University	17.4
Brown Mackie College - Salina	15.4

The weighted average of the combined official FFEL/Direct Loan Two-Year CDRs for borrowers at our institutions during federal fiscal year 2011 was 16.3%.
Under the Three-Year CDR calculation, most institutions' respective cohort default rates will increase materially due to the extended default period. The HEA reauthorization provided some relief from the increase in cohort default rates by increasing the default rate threshold for the Three-Year CDR from 25% to 30% and by requiring that the rate as calculated under the Two-Year CDR methodology will be used in determining sanctions associated with high cohort default rates until the Three-Year CDRs have been calculated and issued for fiscal 2010, 2011 and 2012, the latter of which will be calculated and issued in 2015. Our final Three-Year CDRs for federal fiscal years 2010 and 2011, respectively, were as follows:

Institution	Fiscal 2010 Three-Year CDR (%)	Fiscal 2011 Three-Year CDR (%)
The Art Institute of Atlanta	23.5	22.3
The Art Institute of Colorado	18.5	18.7
The Art Institute of Fort Lauderdale	19.4	19.2
The Art Institute of Houston	25.2	22.8
The Art Institute of New York City	25.6	21.3
The Art Institute of Philadelphia	20.1	16.6
The Art Institute of Phoenix	26.2	24.6
The Art Institute of Pittsburgh	25.4	24.9
The Art Institute of Portland	13.7	11.4
The Art Institute of Seattle	17.0	16.3
The Art Institute of York - Pennsylvania	18.3	19.5
The Art Institutes International Minnesota	15.9	13.4
The Illinois Institute of Art - Chicago	19.9	18.9
Miami International University of Art & Design	22.2	20.5
The New England Institute of Art	17.1	14.7
Argosy University	15.8	19.4
South University	23.0	23.1
Brown Mackie College - Salina	20.1	19.2
The weighted average FFEL/Direct Loan Three-Year CDR for borrowers at our institutions was 22.1% in each of the combined fiscal 2010 and 2011 periods. Institutions that exceed the FFEL/Direct Loan cohort default rate threshold (25% under the current Two-Year CDR calculation) or have a cohort default rate for Perkins loans that exceeds 15% for the most recent federal award year (July 1 through June 30) may be placed on provisional certification status for up to three years. Provisional certification by itself does not limit an institution’s access to Title IV program funds, but does subject that institution to closer review by the U.S. Department of Education and possible summary adverse action if the U.S. Department of Education determines that the institution is unable to meet its responsibilities under its program participation agreement.
As of June 30, 2014, eleven of our twelve institutions participating in the Perkins program had Perkins cohort default rates in excess of 15% for students who were to begin repayment during the federal award year ended June 30, 2013, the most recent year for which such rates have been calculated. None of these institutions had a Perkins cohort default rate in excess of 50%. None of these institutions has been placed on provisional certification. Because we have not disbursed Perkins loans at three of our institutions during the past few years, it is possible that the U. S. Department of Education may not permit those institutions to participate in the Perkins program in the future.
Each of our schools whose students participate in the FFEL/Direct Loan program maintains a student loan default management plan if its default rate equals or exceeds 5%. Those plans provide for extensive loan counseling, methods to increase student persistence and completion rates and graduate employment rates, strategies to increase graduate salaries and, for most schools, the use of external agencies to assist the school with loan counseling and loan servicing after a student ceases to attend that school. These activities are in addition to the loan servicing and collection activities of FFEL/Direct Loan lenders and guaranty agencies. The historical default rates experienced by Argosy University and Western State College of Law have been relatively low, and therefore these schools have engaged in significantly fewer default management activities.
Recertification of Title IV Eligibility. The U.S. Department of Education is required to conduct periodic reviews to determine whether to renew the eligibility and certification of every institution participating in Title IV programs. Generally, such reviews occur every six years, and after three years for an institution on provisional certification. A denial of renewal of certification precludes a school from continuing to participate in Title IV programs. Currently, all of our schools are operating under provisional program participation agreements with the U.S. Department of Education due to the debt incurred and goodwill recorded in connection with the Transaction. The current provisional certifications of our institutions expire as follows: nine institutions expire in fiscal 2015, two of which are currently under review; four institutions expire in fiscal 2016; and five institutions expire in fiscal 2017.
Return of Title IV Funds.  Institutions that receive Title IV funds must follow requirements that ensure the return to the federal student financial aid programs of all unearned funds of a student who withdraws from a program. If refunds are not properly calculated and timely paid, institutions are subject to adverse actions by the U.S. Department of Education. The independent Title IV compliance audits for fiscal 2014 are currently in process.
Administrative Capability Requirements.  Regulations of the U.S. Department of Education specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs. These criteria require, among other things, that the institution comply with all applicable federal student financial aid regulations, have capable and sufficient personnel to administer Title IV programs, have acceptable methods of defining and measuring the satisfactory academic progress of its students, provide financial aid counseling to its students and submit all reports and financial statements required by the regulations. If an institution fails to satisfy any of these criteria, the U.S. Department of Education may require the repayment of federal student financial aid funds, transfer the institution from the advance system of payment of Title IV program funds to the cash monitoring or reimbursement method of payment, place the institution on provisional certification status or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

Restrictions on Operating Additional Schools. The HEA generally requires that certain educational institutions be in full operation for two years before applying to participate in Title IV programs. However, under the HEA and applicable regulations, an institution that is certified to participate in Title IV programs may establish an additional location and apply to participate in Title IV programs at that location without reference to the two-year requirement if such additional location satisfies all other applicable requirements. If the institution is provisionally certified (which is the case for our institutions that participate in Title IV programs), the institution must apply for approval from the U.S. Department before disbursing Title IV funds to students attending the additional location. In addition, a school that undergoes a change of ownership resulting in a change of control (as defined under the HEA) must be reviewed and recertified for participation in Title IV programs under its new ownership. All of our schools are currently provisionally certified due to the Transaction. During the time when a school is provisionally certified, it may be subject to summary adverse action for a material violation of Title IV program requirements and may not establish additional locations or educational programs without prior approval from the U.S. Department of Education. However, provisional certification does not otherwise limit an institution’s access to Title IV program funds. Our expansion plans are based, in part, on our ability to add additional locations or programs and acquire schools that can be recertified.
The “90/10 Rule”. Under a provision of the HEA commonly referred to as the “90/10 Rule”, an institution will cease to be eligible to participate in Title IV programs if, on a cash accounting basis, more than 90% of its revenues for each of two consecutive fiscal years were derived from Title IV programs as calculated under the applicable regulations. If an institution loses its Title IV eligibility under the 90/10 Rule, it may not reapply for eligibility until the end of two fiscal years. Institutions that fail to satisfy the 90/10 Rule for one fiscal year are placed on provisional certification.
The following table shows the 90/10 ratio for each of our institutions for the fiscal year ended June 30, 2014:

Institution	90/10 Ratio
Brown Mackie College - Salina	81%
The Art Institute of Pittsburgh	81%
South University	80%
The Art Institute of Phoenix	80%
Argosy University	77%
The Illinois Institute of Art - Chicago	76%
The Art Institute of New York City	74%
The Art Institute of Philadelphia	74%
The Art Institute of York - Pennsylvania	72%
The Art Institute of Fort Lauderdale	72%
The Art Institute of Atlanta	71%
The Art Institute of Portland	70%
The New England Institute of Art	69%
The Art Institute of Houston	68%
The Art Institutes International Minnesota	67%
The Art Institute of Colorado	63%
Miami International University of Art & Design	58%
The Art Institute of Seattle	55%
Continued decreases in the availability of state grants, together with the inability of households to pay cash due to the current economic climate and decreased availability of private loans, have adversely impacted our ability to comply with the 90/10 Rule because state grants generally are considered cash payments for purposes of the 90/10 Rule. During fiscal 2014, students attending our schools received approximately $195 million of financial aid from military sources of which the significant majority was from the U.S. Department of Veterans Affairs and a lesser amount was from the U.S. Department of Defense. Some members of Congress have proposed substantially decreasing the amount of education benefits available to veterans and the budget for the U.S. Department of Defense in connection with the current federal budget issues. Further, a U.S. Department of Defense appropriations bill for fiscal year 2014 has passed the U.S. Senate Appropriations Committee which includes a rider that would revise the 90/10 Rule to no longer treat financial aid from the U.S. Department of Veteran Affairs and U.S. Department of Defense as cash payments for purposes of the rule and to prohibit institutions from participating in Title IV programs for one year if they derive more than 90% of their total revenue on a cash accounting basis from the Title IV programs in a single fiscal year rather than the current rule of two consecutive fiscal years. In May 2012, attorneys general from 21 states and a chief consumer-affairs official for another state sent a letter to the leaders of the House and Senate education and veterans-affairs committees requesting that they revise the 90/10 Rule so that GI Bill and other educational benefits for military veterans count toward the 90-percent cap on the amount of annual revenue a proprietary college may receive from federal student-aid programs. These proposed revisions to the 90/10 Rule would have a negative impact on our ability to comply with the 90/10 Rule if they are approved by Congress and the President and become law. If any of our institutions violates the 90/10 Rule, its ineligibility to participate in Title IV programs for at least two years would have a material adverse effect on our enrollments, net revenues and results of operations.
State Authorization
Each of our U.S. campuses is authorized to offer education programs and grant degrees or diplomas by the state in which such school is physically located.  The level of regulatory oversight varies substantially from state to state.  In some states, the schools are subject to licensure by the state education agency and also by a separate higher education agency.  Some states assert jurisdiction over online educational institutions that offer educational services to residents in the state or that advertise or recruit in the state, notwithstanding the lack of a physical location in the state.  State laws may establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies, marketing and recruiting activities and other operational matters.  State laws and regulations may limit our ability to obtain authorization to operate in certain states or to award degrees or diplomas or offer new degree programs.  Certain states prescribe standards of financial responsibility and other operating standards that are different from those prescribed by the U.S. Department of Education.  If we are found not to be in compliance with an applicable state regulation and a state seeks to restrict one or more of our business activities within its boundaries, we may not be able to recruit or enroll students in that state and may have to cease providing services and advertising in that state, which could have a material adverse effect on our student enrollment and revenues.
Each of our U.S. schools is accredited by a national or regional accreditation agency recognized by the U.S. Department of Education, and some educational programs are also programmatically accredited.  The level of regulatory oversight and standards can vary based on the agency.  Accreditation agencies prescribe standards that are different from those prescribed by the U.S. Department of Education.
If a school does not meet state requirements, its state licensing could be limited, modified, suspended or terminated.  Failure to maintain licensure makes a school ineligible to participate in Title IV programs.  Under the HEA, an institution must be authorized by each state in which it is located to participate in Title IV programs.  The state authorization regulations adopted by the U.S. Department of Education effective July 1, 2011 established specific new federal minimum requirements with respect to the sufficiency of a state's authorization of an educational institution for participation in Title IV programs.  The U.S. Department of Education stated at the time it published the final regulation that it recognized that a state might be unable to provide appropriate state authorizations to its institutions by the July 1, 2011 effective date of the regulation and that institutions unable to obtain state authorization in that state may request a one-year extension of the effective date of the regulations to July 1, 2012 (and, if necessary, an additional one year extension of the effective date to July 1, 2013).  The U.S. Department of Education has subsequently published notices extending the effective date of the regulation to July 1, 2014 and, most recently, to July 1, 2015, for institutions whose state authorization does not meet the requirements of these regulations, so long as the state is establishing an acceptable authorization process that is to take effect by the delayed implementation date.  The U.S. Department of Education has not specified which state laws it considers to be inadequate.  In the event that any states in which we have schools are found to not comply with the new state licensing regulations as of July 1, 2015, the affected schools could be deemed to have lacked state authorization and subject to sanctions, including loss of Title IV eligibility and a requirement to repay funds disbursed to students during the period in which the schools purportedly lacked state authorization.  Additionally, students at our schools located in those states would be unable to access Title IV program funds, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
The state authorization regulations adopted effective as of July 1, 2011 also provided that if an institution offers post-secondary education through distance education to students in a state in which the institution is not physically located, the institution must satisfy any requirements of that state for the institution to offer post-secondary distance education to students in that state.  On July 12, 2011, the U.S. District Court for the District of Columbia struck down those portions of the regulations requiring proof of state approval for online education programs on procedural grounds, and that ruling was later upheld on appeal.  However, the U.S. Department of Education warned in a Dear Colleague Letter dated July 27, 2012 that while it cannot enforce the requirements for online education programs, institutions must continue to be responsible for complying with all state laws as they relate to distance education. The courts also ruled that the U.S. Department of Education may elect to re-introduce this rule, which it did through the program integrity negotiated rulemaking sessions which were held in February, March, April and May 2014. The negotiations ended with the committee failing to reach a consensus, and the U.S. Department of Education has not provided a new distance education proposal for public comment. For the rule to be effective on July 1, 2015, a final version would need to be published by November 1, 2014. No assurance can be given with respect to whether the U.S. Department of Education will adopt new rules addressing licensing requirements for distance education or, in the event that such regulations are adopted, our ability to comply with the new regulations.
Certain of the state authorizing agencies and accrediting agencies with jurisdiction over our schools also have requirements that may, in certain instances, limit our ability to open a new school, acquire an existing school, establish an additional location of an existing school or add new educational programs.

Canadian Regulation and Financial Aid
The Art Institute of Vancouver is subject to regulation in the Province of British Columbia and in the provinces in which it recruits students. Depending on their province of residence, our Canadian students may receive loans under the federally funded Canada Student Loan Program and/or provincial funding from their province of residence. Canadian schools must meet eligibility standards to administer these programs and must comply with all relevant statutes, rules, regulations and requirements. We believe that The Art Institute of Vancouver currently holds all necessary registrations, approvals and permits and meets all eligibility requirements to administer these governmental financial aid programs. If The Art Institute of Vancouver cannot meet these and other eligibility standards or fails to comply with applicable requirements, it could have a material adverse effect on our business, results of operations, cash flows or financial condition.
The British Columbia government, through its Ministry of Advanced Education and Labour Market Development (the "Ministry"), regulates private career colleges through an arms length accreditation and registration body called the Private Career Training Institutions Agency of British Columbia (“PCTIA”) and provides financial assistance to eligible students through the StudentAid BC (“SABC”). The student aid program includes a federal component under the Canada Student Loan Program and a provincial portion administered through the provincial SABC program. In order to maintain the right to administer student assistance, The Art Institute of Vancouver must abide by the rules, regulations and administrative manuals and Memorandum of Agreements with the Canada Student Loan Program and the SABC programs.
Post-secondary institutions located in Vancouver which have a student loan repayment rate of less than 60% are subject to intervention by the Ministry and required to submit improvement plans.   In the case of failure to comply and/or improve, the Ministry may make continue designation conditional with specific requirements within a specified period or terminate the institution’s designation.  The compliance staff of the Ministry will work with schools with low repayment rates to manage and seek solutions for low repayment rates.  In 2013, the official repayment rates for The Art Institute of Vancouver and its branch location were 79.8% and 77.8%, respectively.
Institutions cannot automatically acquire student aid designation through the acquisition of other student aid eligible institutions. In the event of a change of ownership, including a change in controlling interest, the Ministry of Advanced Education and Labour Market Development, as well as SABC, require evidence that the institution has continued capacity and a formal undertaking to comply with registration and student aid eligibility requirements. Given that the Province of British Columbia and PCTIA periodically revise their respective regulations and other requirements and change their respective interpretations of existing laws and regulations, we cannot assure you that the provincial government and PCTIA will agree with our interpretation of each requirement.
Canadian schools are required to audit their administration of student aid programs annually or as otherwise directed by SABC. We believe that we have complied with these requirements.
Key Trends, Developments and Challenges
We operate in a challenging economic environment in a highly regulated and dynamic industry. During fiscal 2014, our financial results did not meet our prior forecasts. Due primarily to lower than anticipated application production for future periods at The Art Institutes observed in the third quarter of fiscal 2014, together with a significant deterioration in our market capitalization and credit rating downgrades throughout fiscal 2014, we performed impairment reviews of the carrying value of goodwill and indefinite-lived intangible assets at all of our reporting units and recorded goodwill and indefinite-lived intangible asset impairment charges totaling $568.2 million in the fiscal year ended June 30, 2014.
We believe that the following developments and trends present opportunities, challenges and risks to our business and negatively impacted our annual results and projections of future results:
Numerous new and proposed regulations addressing the education industry could impact our business.
Our business is highly regulated and there has been an increased focus on regulations designed to address the rising costs of post-secondary education in order to make higher education more affordable and address perceived issues in the post-secondary industry. In March 2014, the U.S. Department of Education proposed a gainful employment regulation that would cause each educational program covered by the rule to fail if the student-loan debt payments of graduates of the program exceed 12 percent of their annual incomes and 30 percent of their discretionary incomes, the same ratios as in the original rule. Programs whose graduates have debt-to-annual-income ratios of 8 percent to 12 percent or debt-to-discretionary-income ratios of 20 percent to 30 percent would fall in a “zone”, and the institution would have to warn students that they might become ineligible for aid. Programs that fail both debt-to-annual-income tests twice in any three-year period or are in the zone or failing for four consecutive years would be ineligible for federal student aid. Additionally, programs whose borrower cohort default rates equal or exceed 30 percent for three consecutive years would be ineligible for federal student aid. The comment period ended on May 27, 2014 and a final rule must be published in the Federal Register by November 1, 2014 to be effective as of July 1, 2015. The U.S. Department of Education estimated that approximately 1,000,000 students, or approximately 50% of the total number of students enrolled in proprietary post-secondary institutions, are enrolled in programs that would either fail or fall into the zone for improvement under the proposed gainful employment metrics. Though the calculation was based on 2012 informational rate data and therefore does not reflect any program eliminations and other efforts to comply with the proposed rule, over 50% of our program offerings failed to satisfy the gainful employment test based on graduate data published by the U.S. Department of Education. If the final gainful employment rule is substantially similar to the proposed rule published for comment, it would have a material adverse effect on our business.
The U.S. Department of Education also published notices of proposed rulemaking in the Federal Register in June 2014 to amend the Clery Act for changes required by the Violence Against Women Act and in August 2014 to revise the definition of "adverse credit" for borrowers under the PLUS loan program. The U.S. Department of Education has also held negotiated rulemaking sessions in 2014 to address cash management of Title IV funds including use of debit cards and handling of Title IV credit balances; state authorization for programs offered through distance or correspondence education; state authorization for non-U.S. locations of educational institutions; clock to credit hour conversion; and the application of repeat coursework provisions to graduate and undergraduate programs. In addition, the Attorney General of the Commonwealth of Massachusetts adopted regulations in June 2014 which, among other things, prohibit proprietary post-secondary institutions from engaging in practices which have the tendency or capacity to mislead a prospective student, require extensive disclosures to prospective students at least 72 hours before they sign an enrollment agreement on matters such as the program cost, graduation rates, placement rates and average time to graduation, and prohibit practices such as initiating contact with a prospective student more than twice in a seven day period and enrolling students which the institution knew or should have known are unlikely to graduate or find employment in their chosen field. The regulations apply to students attending our one school location in Massachusetts and students enrolled in one of our fully online programs who reside in Massachusetts. Our failure to comply with new regulations affecting our operations, including those adopted by the Massachusetts Attorney General, could have a material adverse effect on results of operations and cash flows.
The HEA is scheduled for reauthorization in 2014 and the reauthorization process may result in significant changes to the post-secondary education industry. Among other things, there have been proposals in Congress to amend the 90/10 rule in connection with the reauthorization of the HEA to prohibit proprietary institutions from receiving more than 85 percent of their revenues from federal funds, including veterans benefits and U.S. Department of Defense tuition assistance. Any revisions to the HEA, the regulations adopted by the U.S. Department of Education, or the 90/10 rule could have a material adverse impact on our business.

We have limited tuition increases to students and substantially increased the amount of scholarships and grants we provide to students, which has negatively impacted our net revenues.
In the past, we and other providers of a post-secondary education were able to pass along the rising cost of providing quality education through increases in tuition charged to students. As a result, the cost of a post-secondary degree increased substantially while incomes earned by families stagnated due to a weak economy. In order to make our programs more attractive to prospective students, we have introduced a number of initiatives to limit or decrease the cost of obtaining a degree from our institutions, including freezing tuition at The Art Institutes through 2015 for students who enrolled by October 2013, decreasing the number of credit hours necessary to complete certain programs, and substantially increasing the availability of scholarships to students. Due to this focus on decreasing the cost of education at our schools, we estimate that the average debt incurred by students graduating from the Art Institutes has decreased by approximately 15% since 2010. We believe that our limited ability to increase tuition will continue for the foreseeable future.
In addition to limiting tuition increases, we substantially increased the amount of scholarships and grants we provide to students in fiscal 2014, which we believe provides long-term benefits to student persistence and graduation rates despite the initial upfront cost. We awarded approximately $143 million in merit and need-based scholarships and grants in fiscal 2014 as compared to approximately $96 million in fiscal 2013. Of the scholarships and grants awarded during fiscal 2014, approximately $99 million were awarded to students attending one of The Art Institutes, the largest of our four education systems and from which approximately 61% of our net revenues were derived in fiscal 2014. We expect to increase the amount of scholarships and grants provided to students in fiscal 2015 as compared to fiscal 2014 as we continue to address student affordability and debt issues. For example, The Art Institutes recently introduced a new program called The ART Grant scholarship at eleven of its locations in the West Coast which decreases tuition by up to 15% for Associate’s degree programs and 20% for Bachelor’s degree program and is designed to incentivize student persistence and limit over-borrowing. We anticipate introducing this grant program at additional Art Institute locations throughout fiscal 2015. We project that increased scholarships and grants will have a negative impact on net revenues in fiscal 2015.
Investigations of proprietary education institutions, adverse publicity, and outstanding litigation have adversely impacted our operating results.
Although we believe that there are a number of factors that should contribute to long-term demand for post-secondary education, recently the industry as a whole has been challenged by a number of factors, including the overall negative impact of the current political and economic climate. We and other proprietary post-secondary education providers have been subject to increased regulatory scrutiny and litigation in recent years. On July 30, 2012, the majority staff of the HELP Committee released a report, "For Profit Higher Education: The Failure to Safeguard the Federal Investment and Ensure Student Success" which was drawn from hearings on the industry beginning in August 2010. While stating that proprietary colleges and universities have an important role to play in higher education and should be well-equipped to meet the needs of non-traditional students who now constitute the majority of the post-secondary educational population, the report was highly critical of these institutions. Additionally, a number of state Attorneys General have launched investigations into proprietary post-secondary institutions, including a number of our schools. We received subpoenas from the Attorneys General of Florida, Kentucky, New York, Colorado, and Massachusetts in October 2010, December 2010, August 2011, September 2012, and January 2013, respectively, and the San Francisco, California City Attorney in December 2011 in connection with investigations of our institutions and their business practices. We announced settlements of the Colorado Attorney General and San Francisco, California City Attorney investigations in December 2013 and June 2014, respectively. During 2014 we and three other publicly traded companies in the proprietary education industry received subpoenas from the Attorneys General of 14 states as part of a multi-state investigation of the industry. We also received a subpoena from the Office of Inspector General of the U.S. Department of Education in May 2013 requesting policies and procedures related to Argosy University's attendance, withdrawal, and return to Title IV policies. These investigations, together with the Washington qui tam lawsuit in which the U.S. Department of Justice and Attorneys General from five states have intervened, have led to a significant amount of negative publicity for the proprietary education industry and our schools.
We have adopted a number of initiatives to make our business more efficient and will continue to do so in the future.
Our focus on limiting or decreasing the cost of an education for our students has led us to adopt a number of measures designed to make our business more efficient. Primarily through process efficiencies and productivity improvements, we realized an estimated gross cost savings of $120 million during fiscal 2014 as compared to fiscal 2013. We plan to continue these efforts in fiscal 2015 due to our organizational focus on increasing cash flow from operations and will seek to find additional cost savings as compared to fiscal 2014. Among other long-term cost savings efforts, we plan to continue to pursue the consolidation of some of our institutions in order to achieve operational efficiencies and support our student affordability efforts. We anticipate that these efforts will allow us to enhance our programmatic and degree offerings, decrease our administrative costs by simplifying our structure and streamlining our compliance efforts, and better standardize the roll-out of academic programs across our national footprint.

We believe that these affordability efforts contribute significantly to our core mission of educating students.
Student concerns regarding the assumption of additional debt in light of the current economic climate have given rise to reluctance to pursue further education.
Due to the effects of the current economic climate many prospective students are unable to make cash payments towards their education. Recently, there has been a significant amount of negative publicity surrounding the incurrence of excessive debt to pay for a post-secondary education. On July 19, 2012, the Consumer Financial Protection Bureau (the "CFPB") and the U.S. Department of Education issued a report describing what they characterized as risky practices in the private student loan market over the past ten years, among other things. According to the CFPB's estimates, outstanding student loan debt in the United States exceeded $1 trillion in 2011, with $864 billion of federal student debt and $150 billion of private student loan debt. A number of media outlets have published stories linking student loan indebtedness to the recent mortgage loan crisis. We believe that the negative publicity surrounding student indebtedness, together with the inability of students to pay cash for their education and the effect of a stagnant economy and challenged employment prospects, have led to a reluctance in a number of prospective students to enroll in our schools.
The education industry is rapidly evolving and highly competitive.
The U.S. higher education industry, including the proprietary sector, is experiencing unprecedented, rapidly developing changes due to technological developments, evolving needs and objectives of students and employers, economic constraints affecting educational institutions and students, price competition, increased focus on affordability, and other factors that challenge many of the core principles underlying the industry. Related to this, a substantial proportion of traditional colleges and universities and community colleges now offer some form of distance learning or online education programs, including programs geared towards the needs of working learners. As a result, we face increased competition for students, including from colleges with well-established brand names. In addition, we face competition from various emerging nontraditional, credit-bearing and noncredit-bearing education programs, offered by both proprietary and not-for-profit providers. These include massive open online courses (MOOCs) offered worldwide without charge by traditional educational institutions and other direct-to-consumer education services, which some educational institutions are now considering for credit. Further, according to information published by the National Student Clearinghouse, enrollment in post-secondary institutions decreased by 0.8% from the Spring of 2013 to the Spring of 2014, and enrollment in four-year proprietary institutions decreased by 4.9% during the same time period. We must adapt our business to meet these rapidly evolving developments. We are working to accelerate the enhancement of our offerings to remain competitive and to more effectively deliver a quality student experience at an attractive price.
These developments and trends have negatively impacted our results from operations, and we expect further deterioration during fiscal 2015. In particular, the trend of application volume for the October start at The Art Institutes has been lower than fiscal 2014 and we expect total new students, along with starting student body, during the October start to decrease as well. The Fall start at The Art Institutes is typically the largest of the academic year due to the significant number of recent high school graduates who enroll each year, which results in the number of new students during this start having a disproportionate impact on our financial results for the remainder of the fiscal year. We believe that our plan to address decreasing enrollments at our schools through, among other things, additional student affordability measures such as The ART Grant, which will negatively impact our net revenues and operating results in the short-term, will have a long-term positive impact on our business.
Employees
At June 30, 2014, we had approximately 20,800 employees.  Of these employees, approximately 10,800 (including approximately 2,500 faculty members) were full time employees, approximately 9,800 were part-time employees (most of which were faculty members) and approximately 200 employees were on leave status.

CERTAIN RISK FACTORS
Risks Related to our Highly Regulated Industry
Increased scrutiny of post-secondary education providers by Congress, State Attorneys General and various governmental agencies may lead to increased regulatory burdens and costs.
We and other proprietary post-secondary education providers have been subject to increased regulatory scrutiny and litigation in recent years. State Attorneys General, the U. S. Department of Education, members and committees of Congress and other parties have increasingly focused on allegations of improper recruiter compensation practices and deceptive marketing practices, among other issues. For example, on July 30, 2012, the majority staff of the HELP Committee issued a report, "For Profit Higher Education: The Failure to Safeguard the Federal Investment and Ensure Student Success." While stating that proprietary colleges and universities have an important role to play in higher education and should be well-equipped to meet the needs of non-traditional students who now constitute the majority of the post-secondary educational population, the majority staff report was highly critical of these institutions. The report contended that these institutions have a high cost of attendance, engage in aggressive and deceptive recruiting, have high drop-out rates, provide insufficient student support services, and are responsible for high levels of student debt and loan defaults, among other things. The report called for increased disclosure of information about student outcomes at proprietary colleges and universities, prohibiting institutions from using federal financial aid funding to market, advertise and recruit, amending the 90/10 Rule to prohibit these institutions from receiving more than 85 percent of their revenues from federal funds, prohibiting the use of mandatory binding arbitration clauses in enrollment agreements, and other measures ostensibly to protect students and taxpayers.
On January 30, 2014, the FTC announced a new system to handle complaints from military veterans and service members regarding higher education institutions, providing customized online reporting forms to file complaints directly with the U.S. Department of Veterans Affairs and the U.S. Department of Defense regarding issues such as cost of attendance, marketing, graduation rates, program quality employment prospects, and course credit. Students may also email similar complaints to the U.S. Department of Education. These complaints will be forwarded to the FTC's Consumer Sentinel Network database. In November 2013, the FTC published revised Guides for Private Vocational and Distance Education Schools expanding the scope of potential liability of proprietary schools and setting forth more stringent restrictions on advertising and recruitment practices by expanding the activities that the FTC considers "deceptive." The FTC actions are intended to comply with the Improving Transparency of Educational Opportunities for Veterans Act of 2012 which requires the FTC to partner with the U.S. Department of Veterans Affairs and other agencies to improve outreach and transparency regarding the quality of instruction, recruiting practices, and post-graduate employment by higher education institutions. In addition, in February 2014 the FTC requested documents and information from another publicly traded proprietary education company about that company's marketing, advertising and the sale of post-secondary products and services in order to determine whether violations of the Federal Trade Commerce Act occurred.
Additionally, a number of State Attorneys General have launched investigations into proprietary post-secondary education institutions, including some of our schools. We received subpoenas or requests for documents from the Attorneys General of Florida, Kentucky, New York, Colorado, and Massachusetts in October 2010, December 2010, August 2011, September 2012, and January 2013 respectively, and the San Francisco, California City Attorney in December 2011 in connection with investigations of our institutions and their business practices. We announced settlements of the Colorado Attorney General and San Francisco, California City Attorney investigations in December 2013 and June 2014, respectively. We have nine schools located in Florida, three schools located in Kentucky, one school located in New York, and one school in Massachusetts.

We received inquiries from 13 states in January 2014 and an additional state in March 2014 regarding our business practices. The Attorney General of the Commonwealth of Pennsylvania informed us that it will serve as the point of contact for the inquiries related to us. The inquiries focus on our practices relating to the recruitment of students, graduate placement statistics, graduate certification and licensing results, and student lending activities, among other matters. Several other companies in the proprietary education industry have disclosed that they received similar inquiries. Further, in February 2014 the CFPB filed a lawsuit against another publicly traded company in the education industry alleging that it engaged in predatory lending practices and is currently negotiating a settlement with another publicly traded company in the education industry.
We cannot predict the extent to which, or whether, these regulatory actions, hearings, and investigations will result in legislation, further rulemaking affecting our participation in Title IV programs, or litigation alleging statutory violations, regulatory infractions or common law causes of action. The adoption of any law or regulation that reduces funding for federal student financial aid programs or the ability of our schools or students to participate in these programs could have a material adverse effect on our student population and revenue. Legislative action also may increase our administrative costs and require us to modify our practices in order for our schools to comply with applicable requirements. Additionally, actions by State Attorneys General and other governmental agencies could damage our reputation and limit our ability to recruit and enroll students, which could reduce student demand for our programs and adversely impact our revenue and cash flow from operations.
Failure of our schools to comply with extensive regulations could result in monetary liabilities or assessments, restrictions on our operations, limitations on our growth or loss of external financial aid funding for our students, which could materially and adversely affect our business, results of operations, financial condition and cash flows.
A substantial majority of our net revenues are indirectly derived from federal student financial aid programs pursuant to Title IV of the HEA. Our participation in Title IV programs is subject to certification and oversight by the U.S. Department of Education and is further conditioned upon approvals granted by other agencies. Each of our schools also must obtain and maintain approval to enroll students, offer instruction and grant credentials from the state authorizing agency in the state in which the school is located. Such approval is also a precondition to the ability of our students to participate in Title IV programs. Participation in Title IV programs also requires each school to be accredited by an accrediting agency recognized by the U.S. Department of Education as a reliable authority on institutional quality and integrity. Accreditation is, in turn, conditioned upon the maintenance of applicable state authorization. Our schools also must comply with the requirements of state financial aid programs that are available to our students and the requirements of specialized accrediting agencies that oversee educational quality in particular program areas. As a result, our schools are subject to extensive regulation and review by these agencies which cover virtually all phases of our operations. These regulations also affect our ability to acquire or open additional schools, add new educational programs, substantially change existing programs or change our corporate or ownership structure. The agencies that regulate our operations periodically revise their requirements and modify their interpretations of existing requirements. See “ Certain Considerations Regarding Our Business” above.
If any of our schools were to violate or fail to meet any of these legal and regulatory requirements, we could suffer monetary liabilities or assessments, limitations on our operating activities, loss of accreditation, limitations on our ability to add new schools or offer new programs, termination of or limitations on the school’s ability to grant degrees and certificates, or limitations on or suspension or termination of the school’s eligibility to participate in federal student financial aid programs. A significant portion of our students rely on federal student financial aid funds to finance their education. We cannot predict with certainty how all of these requirements will be applied or interpreted by a regulatory body or whether each of our schools will be able to comply with all of the applicable requirements in the future.
Regulations adopted by the U.S. Department of Education could materially and adversely affect our operations, business, results of operations, financial condition and cash flows.
The U.S. Department of Education has promulgated a substantial number of new regulations in the past three years that impact our business, including but not limited to compensation rules for persons engaged in certain aspects of admissions and financial aid, state authorization, determination of attendance and definitions of a “credit hour” and a “substantial misrepresentation” which became effective on July 1, 2011. These new regulations have had significant impacts on our business. For example, we implemented a new compensation plan for our admissions representatives beginning in the third quarter of fiscal 2011 in response to the revised compensation rules for employees who are engaged in recruiting of students or the awarding of financial aid and revised other practices and have increased the number of states in which we obtain licensure for our schools.
The U.S. Department of Education published a Notice of Proposed Rules in the Federal Register on March 25, 2014 which request comment on the adoption of three annual metrics for measuring whether programs offered by proprietary institutions such as ours lead to “gainful employment” in a recognized occupation. Under the HEA, with the exception of certain liberal arts degree programs, proprietary schools are eligible to participate in Title IV programs only with respect to educational programs that prepare a student for “gainful employment in a recognized occupation.” The U.S. Department of Education previously adopted regulations that were scheduled to become effective as of July 1, 2012 and that would have for the first time set forth standards for measuring whether programs lead to gainful employment in a recognized occupation. These regulations, which were vacated by a federal court decision, would have established three annual metrics related to student loan borrowing which would have imposed certain restrictions on programs up to and including the prohibition on participation in Title IV financial aid programs in the event that the metrics were not satisfied over a period of time. The proposed regulatory language would cause each educational program covered by the rule to fail if the student-loan debt payments of graduates of the program exceed 12 percent of their annual incomes and 30 percent of their discretionary incomes, the same ratios as in the original rule. Programs whose graduates have debt-to-annual-income ratios of 8 percent to 12 percent or debt-to-discretionary-income ratios of 20 percent to 30 percent would fall in a “zone”, and the institution would have to warn students that they might become ineligible for aid. Programs that fail both debt-to-annual-income tests twice in any three-year period or are in the zone or failing for four consecutive years would be ineligible for federal student aid. In response to the 2012 Court ruling, the proposed gainful employment regulation uses programmatic cohort default rates rather than loan-repayment rates as an additional test. Programs whose borrower cohort default rates equal or exceed 30 percent for three consecutive years would be ineligible for federal student aid. The comment period ended May 27, 2014. A final rule must be published in the Federal Register by November 1, 2014 to be effective as of July 1, 2015. The U.S. Department of Education estimated that approximately 1,000,000 students, or approximately 50% of the total number of students enrolled in proprietary post-secondary institutions, are enrolled in programs that would either fail or fall into the zone for improvement under the proposed gainful employment metrics. Though the calculation was based on 2012 informational rate data and therefore does not reflect any program eliminations and other efforts to comply with the proposed rule, over 50% of our program offerings failed to satisfy the gainful employment test based on graduate data published by the U.S. Department of Education. If the final gainful employment rule is substantially similar to the proposed rule published for comment, it would have a material adverse effect on our business, cash flows and results of operations.
In addition, the HEA is scheduled for reauthorization in 2014 and the reauthorization process may result in significant changes to the post-secondary education industry. Among other things, there have been proposals in Congress to amend the 90/10 Rule in connection with the reauthorization of the HEA to prohibit proprietary institutions from receiving more than 85 percent of their revenues from federal funds, including veterans benefits and U.S. Department of Defense tuition assistance. Any revisions to the HEA, the regulations adopted by the U.S. Department of Education, or the 90/10 Rule could have a material adverse impact on our business, cash flows and results of operations.

In January 2014, the U.S. Department of Education commenced negotiated rulemaking sessions to implement changes to the Clery Act required by the Violence Against Women Act which, among other items, requires institutions to compile additional statistics for certain crimes reported to campus security authorities or local police agencies, and include such information in its annual security report, along with certain policies, procedures, and programs pertaining to such crimes. A Notice of Proposed Rulemaking was published in the Federal Register on June 20, 2014 and comments were due on or before July 21, 2014. Since consensus was reached on the changes to the Clery Act, a final regulation is expected no later than November 1, 2014 with an effective date of July 1, 2015.
Additionally, another series of negotiated rulemaking sessions to address program integrity and improvement issues were held in February, March, April and May 2014 to address cash management of Title IV funds including use of debit cards and handling of Title IV credit balances; state authorization for programs offered through distance or correspondence education; state authorization for non-U.S. locations of educational institutions; clock to credit hour conversion; the definition of "adverse credit" for borrowers under the Federal Direct PLUS Loan Program; and the application of repeat coursework provisions to graduate and undergraduate programs. During negotiated rulemaking, the U. S Department of Education plans to issue two Notices of Proposed Rulemaking, one which will include proposed PLUS loan adverse credit history regulations and the second will address the remaining proposed regulations. On August 8, 2014, a Notice of Proposed Rulemaking on PLUS loan adverse credit history regulation was published in the Federal Register; comments are due on or before September 8, 2014. The U.S. Department of Education has yet to publish a Notice of Proposed Rulemaking on the remaining regulations.
We cannot predict with certainty how new regulations will be interpreted or whether we and our schools will be able to comply with these requirements in the future. The new regulations may also subject us to qui tam lawsuits by private parties for alleged violations of the federal False Claims Act or similar state False Claims Acts. Any such actions by other bodies that affect our programs and operations or lawsuits under the False Claims Act could have a material adverse effect on our student population, our business, financial condition, results of operations and cash flows.
A finding that we violated the U.S. Department of Education's substantial misrepresentation regulation, which significantly expanded the scope of the regulation, could materially and adversely affect our operations, business, results of operations, financial condition and cash flows.
The substantial misrepresentation regulation adopted by the U. S. Department of Education effective July 1, 2011 significantly expanded what may constitute substantial misrepresentation by an institution, including statements about the nature of its educational programs, its financial charges or the employability of its graduates. Any false, erroneous, or misleading statement that an institution, one of its representatives, or person or entity with whom the institution has an agreement to provide educational programs, marketing, advertising, recruiting or admissions services, makes directly or indirectly to a student, prospective student, any member of the public, an accrediting agency, a state licensing agency or the U.S. Department of Education could be deemed a misrepresentation by the institution. In the event that the U.S. Department of Education determines that an institution engaged in a substantial misrepresentation, it can revoke the institution's program participation agreement, impose limitations on the institution's participation in Title IV programs, deny participation applications on behalf of the institution, or seek to fine, suspend or terminate the institution's participation in Title IV programs. In June 2012, the United States Court of Appeals for the District of Columbia Circuit issued a decision holding, among other things, that portions of the substantial misrepresentation regulation allowing the U.S. Department of Education to revoke the institution's program participation agreement or impose limitations on the institution's participation without affording procedural protections were unlawful. The new regulation could create an expanded role for the U.S. Department of Education in monitoring and enforcing prohibitions on misrepresentation.
If we fail to obtain periodic recertifications for our schools to participate in Title IV programs, or if our certifications are withdrawn by the U.S. Department of Education prior to the next scheduled recertification, students at the affected schools would no longer be able to receive Title IV program funds.
Our institutions are required to seek recertifications from the U.S. Department of Education upon expiration of their provisional certifications, which occur approximately every three years in order to participate in Title IV programs due to their provisional certification status. The current provisional certifications of our institutions expire as follows: nine institutions expire in fiscal 2015, two of which are currently under review; four institutions expire in fiscal 2016; and five institutions expire in fiscal 2017. The U.S. Department of Education will also review our schools’ continued certifications in the event that we undergo a change of ownership and control pursuant to U.S. Department of Education regulations. In addition, the U.S. Department of Education may take emergency action to suspend any of our schools’ certification without advance notice if it receives reliable information that a school is violating Title IV requirements and determines that immediate action is necessary to prevent misuse of Title IV funds. The U.S. Department of Education also may conduct periodic announced and unannounced audits, reviews and investigations of our institutions. Four of our institutions were the subject of U.S. Department of Education program reviews in each of fiscal 2014 and 2013. We received final determination letters from the U.S. Department of Education for two program reviews in fiscal 2014, and have not received a final determination letter for three of the four program reviews performed in fiscal 2014, two program reviews performed in fiscal 2013 and two program reviews performed in fiscal 2012. Of the seven program reviews for which we have not received a final determination letter, we have responded to an initial report from the U.S. Department of Education for three of the program reviews, received initial reports for three additional program reviews in September 2014 and have not received an initial report for one program review. One of the initial reports we received in September 2014 requires the reconstruction of fiscal 2011 attendance records for the fully-online programs offered by one of our institutions and a related calculation of amounts required to be returned to the U.S. Department of Education under Title IV programs due to student withdrawals. The initial report also cites impaired administrative capabilities concerning attendance policies. We are currently assessing the findings set forth in the report as well as the two other recently received initial reports. A determination that one of our institutions is required to refund a material amount of Title IV funds to the U.S. Department of Education, or if one of our institutions loses or is limited in its access to federal student financial aid funds due to a failure to demonstrate administrative capability, comply with other requirements of Title IV programs or the U.S. Department of Education’s decision to not renew or withdraw its certification to participate in Title IV programs, would have a material adverse effect on our enrollments, revenue, results of operations and cash flows.
Congress may change eligibility standards or reduce funding for federal student financial aid programs, or other governmental or regulatory bodies may change similar laws or regulations relating to other student financial aid programs, which could reduce our student population, revenue and cash flows.
Political and budgetary concerns can significantly affect Title IV programs and other laws and regulations governing federal and state student financial aid programs. Title IV programs are made available pursuant to the provisions of the HEA, and the HEA must be reauthorized by Congress approximately every six years. Independent of reauthorization, Congress must annually appropriate funds for Title IV programs. In August 2008, the most recent reauthorization of the HEA was enacted, continuing the Title IV HEA programs through at least September 30, 2014.
Future reauthorizations or appropriations may result in numerous legislative changes, including those that could adversely affect our ability to participate in the Title IV programs and the availability of Title IV and non-Title IV funding sources for our students. Congress also may impose certain requirements upon the state or accrediting agencies with respect to their approval of our schools. Any action by Congress or the U.S. Department of Education that significantly reduces funding for the federal student financial aid programs or the ability of our schools or students to participate in these programs would have a material adverse effect on our student population and revenue. Legislative action also may increase our administrative costs and require us to modify our practices in order for our institutions to comply fully with applicable requirements.
If we do not meet specific financial responsibility ratios and other compliance tests established by the U.S. Department of Education, our institutions may lose eligibility to participate in federal student financial aid programs, which may result in a reduction in our student enrollment and an adverse effect on our results of operations and cash flows.
To participate in federal student financial aid programs, an institution, among other things, must either satisfy certain quantitative standards of financial responsibility on an annual basis or post a letter of credit in favor of the U.S. Department of Education and possibly accept other conditions or limitations on its participation in the federal student financial aid programs. Due to the amount of indebtedness we incurred and goodwill we recorded in connection with the Transaction, we have not met the required quantitative measures of financial responsibility on a consolidated basis since the Transaction, including as of June 30, 2014. Accordingly, we are required by the U.S. Department of Education to post a letter of credit and are subject to provisional certification and additional financial and cash monitoring of our disbursements of Title IV funds. In April 2014, the U.S. Department of Education decreased the required letter of credit from $348.6 million, 15% of the Title IV program funds received by students at our institutions during fiscal 2012, to $302.2 million, or 15% of total Title IV aid received by students attending our institutions during fiscal 2013. We expect to be required to renew the letter of credit at the 15% level for as long as our schools remain provisionally certified, although the U.S. Department of Education could increase or decrease the percentage of Title IV funds used to determine the size of the letter of credit. Outstanding letters of credit reduce lending availability under our revolving credit facility, except to the extent that we obtain cash secured letters of credit, which we are permitted to do under our senior credit facility. In the future, we may not have sufficient letter of credit capacity to satisfy the letter of credit requirement for the U.S. Department of Education, which would limit our growth and potentially subject us to operating restrictions. In addition, in order to ensure our schools meet financial responsibility tests at the institutional level, we often contribute money to our schools at the end of each of our fiscal years. We may have less liquidity to fund such contributions in future years. We do not believe any reduction in contributions to our schools will have a material adverse impact on us, but can provide no assurances.
We expect to continue to not satisfy the U.S. Department of Education's quantitative measure of financial responsibility for the foreseeable future. As a result, we expect each of our institutions to be required to continue on provisional certification for additional three-year periods. While provisional certification does not by itself limit an institution's access to Title IV program funds, it does subject our institutions to closer review by the U.S. Department of Education and possible summary adverse action if one of our institutions commits a material violation of Title IV program requirements. Additionally, the U.S. Department of Education has placed our institutions on heightened cash monitoring Level 1 due to the provisional certification and has included a requirement in some of our program participation agreements that we obtain their approval prior to offering new programs at our institutions. We anticipate that future renewals of our institutions' provisional certifications will result in continuation of the requirement that we maintain a letter of credit, provisional certification and financial and cash monitoring in future years. Any conditions or limitations on our participation in the federal student financial aid programs in addition to the letter of credit, provisional certification and additional financial and heightened cash monitoring could adversely affect our revenues and cash flows. For example, Corinthian Colleges Inc., a publicly traded company in the proprietary post-secondary industry, announced in June 2014 that it was unable to meet its obligations in the ordinary course of business after the U.S. Department of Education placed it on heightened cash monitoring with a delay in reimbursements for Title IV funds beyond the typical five day period and it was unable to obtain additional financing from its lenders. There can be no assurance that the U.S. Department of Education will not require further restrictions as a condition of the renewal of our certification and that such additional restrictions will not materially and adversely impact our revenues and cash flows.
In the event of a bankruptcy filing by any of our schools, the schools filing for bankruptcy would not be eligible to receive Title IV program funds, notwithstanding the automatic stay provisions of federal bankruptcy law, which would make any reorganization difficult to implement. In addition, our other schools may be held to be jointly responsible for financial aid defaults experienced at the bankrupt schools. In the event of a bankruptcy filing by us, all of our schools could lose their eligibility to receive Title IV program funds, which would have a material adverse effect on our business, financial condition and results of operations.
If we do not meet specific cohort default rate benchmarks established by the U.S. Department of Education, our institutions may lose eligibility to participate in federal student financial aid programs, which may result in a reduction in our student enrollment and an adverse effect on our student population, results of operations and cash flows.
Under the HEA, an institution may lose its eligibility to participate in certain Title IV programs if the rates at which the institution’s students default on their federal student loans exceed specified percentages, and these rates are expected to increase under recent changes to the calculation of cohort default rates under the HEA. See “Business - Federal Oversight of Title IV Programs - Cohort Default Rates." Certain

of our institutions have default rates in excess of specified rates in the Federal Perkins Loan Program, which is not a material federal student aid program for us or any of our institutions. Though we believe our institutions do not exceed either the specified rates for student default for our material programs or the percentage of revenue limitation test, loss of eligibility to participate in the federal student financial aid programs by one or more of our schools could have a material adverse effect on our student population, results of operations and cash flows. Because we have not disbursed Perkins loans at many of our institutions during the past few years, it is possible that the U. S. Department of Education may not permit those institutions to participate in the Perkins program in the future.
Moreover, the consumer credit markets in the United States have recently suffered from increases in default rates and foreclosures on mortgages. Providers of federally guaranteed student loans have also experienced recent increases in default rates. Any increase in interest rates could contribute to higher default rates with respect to repayment of our students' education loans. Such higher default rates may adversely impact our eligibility to participate in Title IV programs, which could result in a significant reduction in our student population, profitability and cash flows.
If any of our institutions either fails to demonstrate “administrative capability” to the U.S. Department of Education or violates other requirements of Title IV programs, the U.S. Department of Education may impose sanctions or terminate that school’s participation in Title IV programs.
Regulations adopted by the U.S. Department of Education specify criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs. These criteria require, among other things, that the institution:

•	comply with all applicable federal student financial aid regulations;

•	have capable and sufficient personnel to administer the federal student financial aid programs;

•	have acceptable methods of defining and measuring the satisfactory academic progress of its students;

•	provide financial aid counseling to its students; and

•	submit all reports and financial statements required by the regulations.
If an institution fails to satisfy any of these criteria, or any other of the legal and regulatory requirements of Title IV programs, the U.S. Department of Education may:

•	require the repayment of federal student financial aid funds improperly disbursed;

•	transfer the institution from the “advance” system of payment of federal student financial aid funds to the “reimbursement” system of payment or “cash monitoring”;

•	place the institution on provisional certification status; or

•	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.
If one or more of our institutions loses or is limited in its access to, or is required to repay, federal student financial aid funds due to a failure to demonstrate administrative capability or to comply with other requirements of Title IV programs, our business could be materially adversely affected.
If our institutions do not comply with the 90/10 Rule, they will lose eligibility to participate in federal student financial aid programs.
A provision of the HEA requires all proprietary education institutions to comply with what is commonly referred to as the 90/10 Rule, which imposes sanctions on participating institutions that derive more than 90% of their total revenue on a cash accounting basis from Title IV programs as calculated under the regulations. An institution that derives more than 90% of its total revenue on a cash accounting basis from the Title IV programs for each of two consecutive fiscal years loses its eligibility to participate in Title IV programs and is not permitted to reapply for eligibility until the end of the following two fiscal years. Institutions which fail to satisfy the 90/10 Rule for one fiscal year are placed on provisional certification. Compliance with the 90/10 Rule is measured at the end of each of our fiscal years. For our institutions that disbursed federal financial aid during fiscal 2014, the percentage of revenues derived from Title IV programs ranged from approximately 55% to 81%, with a weighted average of approximately 76% as compared to a weighted average of approximately 76% in fiscal 2013. Continued decreases in the availability of state grants, together with the inability of households to pay cash due to the current economic climate and decreased availability of private loans, have adversely impacted our ability to comply with the 90/10 Rule because state grants generally are considered cash payments for purposes of the 90/10 Rule.
During fiscal 2014, students attending our schools received approximately $195 million of financial aid from military sources of which the significant majority was from the U. S. Department of Veterans Affairs and a lesser amount was from the U. S. Department of Defense. Some members of Congress have proposed substantially decreasing the amount of education benefits available to veterans and the budget for the U.S. Department of Defense in connection with the current federal budget issues. Further, a bill has been introduced in the U.S. Senate that would revise the 90/10 Rule to no longer treat financial aid from the U.S. Department of Veteran Affairs and U.S. Department of Defense as cash payments for purposes of the rule and prohibit institutions from participating in Title IV programs for one year if they derive more than 90% of their total revenue on a cash accounting basis from the Title IV programs in a single fiscal year rather than the current rule of two consecutive fiscal years. In May 2012, attorneys general from 21 states and a chief consumer-affairs official for another state sent a letter to the leaders of the House and Senate education and veterans-affairs committees requesting that they revise the 90/10 Rule so that GI Bill and other educational benefits for military veterans count toward the 90-percent cap on the amount of annual revenue a proprietary college may receive from federal student-aid programs. These proposed revisions to the 90/10 Rule would have a negative impact on our ability to comply with the 90/10 Rule if they are approved by Congress and the President and become law. If any of our institutions violates the 90/10 Rule, its ineligibility to participate in Title IV programs would have a material adverse effect on our enrollments, revenues, results of operations and cash flows.
Our failure to comply with various state regulations or to maintain any national, regional or programmatic accreditation could result in actions taken by those states or accrediting agencies that would have a material adverse effect on our student enrollment, results of operations and cash flows.
Under the HEA, an institution must be authorized by each state in which it is located to participate in Title IV programs. The state authorization regulations adopted by the U.S. Department of Education effective July 1, 2011 established specific new federal minimum requirements with respect to the sufficiency of a state's authorization of an educational institution for participation in Title IV programs. The U.S. Department of Education stated at the time it published the final regulation that it recognized that a state might be unable to provide appropriate state authorizations to its institutions by the July 1, 2011 effective date of the regulation and that institutions unable to obtain state authorization in that state may request a one-year extension of the effective date of the regulations to July 1, 2012 (and, if necessary, an additional one year extension of the effective date to July 1, 2013). The U.S. Department of Education has subsequently published notices extending the effective date of the regulation to July 1, 2014 and, most recently, to July 1, 2015, for institutions whose state authorization does not meet the requirements of these regulations, so long as the state is establishing an acceptable authorization process that is to take effect by the delayed implementation date. The U.S. Department of Education has not specified which state laws it considers to be inadequate. In the event that any states in which we have schools are found to not comply with the new state licensing regulations as of July 1, 2015, the affected schools could be deemed to have lacked state authorization and subject to sanctions, including loss of Title IV eligibility and a requirement to repay funds disbursed to students during the period in which the schools purportedly lacked state authorization. Additionally, students at our schools located in those states would be unable to access Title IV program funds, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
The state authorization regulations adopted effective as of July 1, 2011 also provided that if an institution offers post-secondary education through distance education to students in a state in which the institution is not physically located, the institution must satisfy any requirements of that state for the institution to offer post-secondary distance education to students in that state. On July 12, 2011, the U.S. District Court for the District of Columbia struck down those portions of the regulations requiring proof of state approval for online education programs on procedural grounds, and that ruling was later upheld on appeal. However, the U.S. Department of Education warned in a Dear Colleague Letter dated July 27, 2012 that while it cannot enforce the requirements for online education programs, institutions must continue to be responsible for complying with all state laws as they relate to distance education. The courts also ruled that the U.S. Department of Education may elect to re-introduce this rule, which it did through the program integrity negotiated rulemaking sessions which were held in February, March, April and May 2014. The negotiations ended with the committee failing to reach a consensus, and the U.S. Department of Education has not provided a new distance education proposal for public comment. For the rule to be effective on July 1, 2015, a final version would need to be published by November 1, 2014. No assurance can be given with respect to whether the U.S. Department of Education will adopt new rules addressing licensing requirements for distance education or, in the event that such regulations are adopted, our ability to comply with the new regulations.
Beginning in fiscal 2012, ACICS, the accrediting agency for 38 Art Institutes and Brown Mackie Colleges, established compliance standards to measure student retention, graduate placement and licensure passage rates. In the event that a campus or program offered by a campus fails to meet the minimum compliance standard for two consecutive years after notice from ACICS and does not satisfy the requirement for a waiver, ACICS may withdraw accreditation from the campus or program. Based on preliminary projections, we believe that one campus location and 27 programs offered by ACICS-accredited campuses which did not meet the 2013 compliance standard may also not meet the fiscal 2014 compliance standard for retention or graduate placement after the consideration of waivers by ACICS. These programs and campus will have at least one additional year to meet the minimum compliance standard in the event that they fail to meet the fiscal 2014 compliance standard, subject to any additional modification of the student achievement standards by ACICS. As of June 30, 2014, approximately 2,100 students attended the campus or programs which we project may fail to meet the compliance standard for a second year. In the event that this campus and these programs do not meet the compliance standard as of June 30, 2014 and 2015 and ACICS does not revise it regulation to provide relief, it would have a material adverse effect on our enrollments, revenues, results of operations and cash flows.
The Attorney General of the Commonwealth of Massachusetts adopted regulations in June 2014 which, among other things, prohibit proprietary post-secondary institutions from engaging in practices which have the tendency or capacity to mislead a prospective student, require extensive disclosures to prospective students at least 72 hours before they sign an enrollment agreement on matters such as the program cost, graduation rates, placement rates and average time to graduation, and prohibit practices such as initiating contact with a prospective student more than twice in a seven day period and enrolling students which the institution knew or should have known are unlikely to graduate or find employment in their chosen field. The regulations apply to students attending our one school location in Massachusetts and students enrolled in one of our fully online programs who reside in Massachusetts. Our failure to comply with the new regulations adopted by the Massachusetts Attorney General could have a material adverse effect on results of operations and cash flows.
National or regional accreditation agencies may prescribe more rigorous accreditation standards on our schools, which could have a material adverse effect on our student enrollment, revenues and cash flows.
Participation in Title IV programs requires that each of our U.S. schools be accredited by an accrediting agency recognized by the U.S. Department of Education as a reliable authority on institutional quality and integrity. The accreditation standards of the national or regional accreditation agencies that accredit our schools can and do vary, and the accreditation agencies may prescribe more rigorous standards than are currently in place.
Complying with more rigorous accreditation standards could require significant changes to the way we operate our business and increase our administrative and other costs. No assurances can be given that our schools will be able to comply with more rigorous accreditation standards in a timely manner or at all. If one of our schools does not meet its accreditation requirements, its accreditation could be limited, modified, suspended or terminated. Failure to maintain accreditation would make such school ineligible to participate in Title IV programs, which could have a material adverse effect on our student enrollment and revenues.
Further, requirements for programs offered by our schools that are accredited by national accrediting agencies with respect to retention rates, graduation rates and employment placement rates may be more difficult to satisfy if more rigorous standards are adopted. If programmatic accreditation is withdrawn or fails to be renewed for any of the individual programs at any of our schools, enrollment in such program could decline, which could have a material adverse impact on student enrollment, revenues and cash flows at that school.
Loss of or reductions in state or other financial aid programs for our students could negatively impact our revenues from students.
In fiscal 2014, students attending our institutions received approximately $42.1 million from state financial aid programs. State grant programs are generally subject to annual appropriation by the state legislature, which may lead to the state’s eliminating or significantly decreasing the amount of state aid to students at our schools. Recently, several states in which we have schools have substantially decreased or eliminated the amount of grants available to students who attend proprietary post-secondary institutions. The loss of access to state grants by a significant number of students attending our schools could have a material adverse impact on our student enrollment, net revenues and cash flows from operations. The loss of state financial aid could also have an adverse impact on our ability to comply with the 90/10 Rule and result in increased student borrowing.
During fiscal 2014, students attending our schools received approximately $195 million of financial aid from military sources, the significant majority of which was from the U.S. Department of Veterans Affairs.  The U.S. Department of Veterans Affairs and the applicable state approving agency periodically review a school's compliance with applicable guidance, regulations, and laws.  The scope of these compliance reviews varies.  Noncompliance may result in liability for educational benefits paid by the U.S. Department of Veterans Affairs, as well as the imposition of fines, suspensions, corrective action, and potential limitation or loss of funding.  The reimbursement of a material amount of education benefits paid to students and loss of access to military financial aid, including aid from the U.S. Department of Veterans Affairs, by a significant number of students attending our schools could have a material adverse impact on our student enrollment, net revenue, and cash flow from operations.
If regulators do not approve the Debt Restructuring or other transactions involving a change of control or change in our corporate structure, we may lose our ability to participate in federal student financial aid programs, which would result in declines in our student enrollment, and thereby adversely affect our results of operations and cash flows.
If we or one of our institutions experiences a change of ownership or control under the standards of applicable state agencies, accrediting agencies or the U.S. Department of Education, we or the schools governed by such agencies must seek the approval of the relevant agencies. Transactions or events that could constitute a change of control include significant acquisitions or dispositions of shares of our stock, internal restructurings, acquisition of schools from other owners, significant changes in the composition of an institution's board of directors or certain other transactions or events, several of which are beyond our control. The Debt Restructuring (as defined below) may constitute a change of control requiring the approval of the U.S. Department of Education, the agencies which accredit each of our 18 institutions and numerous state licensing agencies and programmatic accreditors. The failure of any of our institutions to reestablish its state authorization, accreditation or U.S. Department of Education certification following a transaction involving a change of ownership or control would result in a suspension of operating authority or suspension or loss of federal student financial aid funding, which could have a material adverse effect on our student population and revenue. Further, such a change of ownership or control could result in the imposition of growth restrictions on our institutions, including limitations on our ability to open new campuses or initiate new educational programs. Restrictions on growth such as these could have a material adverse impact on our student population and revenue and future growth plans. The potential adverse effects of a change of control also could influence future decisions by us and our shareholders regarding the sale, purchase, transfer, issuance or redemption of our stock, which could discourage bids for your shares of our common stock and could have an adverse effect on the market price of your shares.
We currently are subject to lawsuits filed under the federal False Claims Act, and in the future, government and regulatory and accrediting agencies may conduct compliance reviews, bring claims or initiate other litigation against us, which may adversely impact our licensing or accreditation status, or Title IV eligibility, and thereby adversely affect our results of operations and cash flows.
From time to time, we may be subject to program reviews, audits, investigations, claims of non-compliance or lawsuits by governmental or accrediting agencies or third parties, which may allege statutory violations, regulatory infractions or common law causes of action. For example, we are the subject of two qui tam actions filed under the federal False Claims Act, as discussed below in "Certain Legal Proceedings." In the Washington case, the U.S. Department of Justice and five states have intervened under their respective False Claims Acts related to our compliance with the U.S. Department of Education's prior incentive compensation rule. The Sobek case alleges that we violated the U.S. Department of Education's substantial misrepresentation regulation and did not properly track student academic progress. In both cases, the relators seek to recover treble the amount of actual damages allegedly sustained by the federal government as a result of the alleged activity, plus civil monetary damages. Consequently, while we believe the claims in the Washington and Sobek cases are without merit and intend to vigorously defend ourselves, an outcome adverse to us could result in a substantial judgment against us that could have a material adverse effect on our financial condition.
We are also the subject of a subpoena from the Office of Inspector General of the U.S. Department of Education requesting policies and procedures related to Argosy University's attendance, withdrawal and return to Title IV policies during the period of July 1, 2010 through December 31, 2011 and detailed information on a number of students who enrolled in Argosy University's Bachelor's of Psychology degree program. We are cooperating with the Office of Inspector General in connection with its investigation. Additionally, the U.S. Department of Justice has notified us that we are being investigated by the U.S. Attorney's Offices for the Middle District of Tennessee and the Western District of Pennsylvania in connection with separate claims under the federal False Claims Act. Further, the U.S. Department of Education may take emergency action to suspend any of our schools' certification without advance notice if it receives reliable information that a school is violating Title IV requirements and determines that immediate action is necessary to prevent the misuse of Title IV program funds.
If the results of any such proceedings are unfavorable to us, we may lose or have limitations imposed on our accreditation, state licensing, state grant or Title IV program participation, be required to pay monetary damages or be subject to fines, penalties, injunctions or other censure that could materially and adversely affect our business. We also may be limited in our ability to open new schools or add new program offerings and may be adversely impacted by the negative publicity surrounding an investigation or lawsuit. Even if we adequately address the issues raised by an agency review or investigation or successfully defend a third-party lawsuit, we may suffer interruptions in cash flows due to, among other things, transfer from the advance funding to the “reimbursement” or “heightened cash monitoring” method of Title IV program funding, and we may have to devote significant money and management resources to address these issues, which could harm our business. We cannot predict that litigation with respect to which we are in settlement discussions will be settled and, if so, in amounts expected or within estimated accruals for loss contingencies, or if such settlements will be covered by insurance. Additionally, we may experience adverse collateral consequences, including declines in the number of students enrolling at our schools and the willingness of third parties to deal with us or our schools, as a result of any negative publicity associated with such reviews, claims or litigation.
Our regulatory environment and our reputation may be negatively influenced by the actions of other post-secondary education institutions and the current media environment.
In recent years, there have been a number of regulatory investigations and civil litigation matters targeting post-secondary education institutions, including the HELP Committee hearings on the proprietary education sector during 2010 and 2011 and the resulting report issued by the majority staff of the HELP Committee on July 30, 2012. In addition, a number of State Attorneys General have launched investigations into post-secondary institutions, including some of our schools. Moreover, the CFPB and State Attorneys General are also investigating student-lending practices at proprietary institutions, which actions are expected to continue. The CFPB filed a lawsuit against a publicly traded company in the education industry alleging that it engaged in predatory lending practices in February 2014 and is negotiating a settlement with another publicly traded company in the education industry. Private parties have recently filed a number of significant lawsuits against post-secondary institutions alleging wrongdoing, including the misstatement of graduate job placement rates. The HELP Committee hearings, along with other recent investigations and lawsuits, have included allegation of, among other things, deceptive trade practices, false claims against the United States and non-compliance with state and U.S. Department of Education regulations. These allegations have attracted significant adverse media coverage. The intervention by the U.S. Department of Justice and five states in a qui tam case involving our alleged violation of the U.S. Department of Education’s prior incentive compensation rules has also drawn significant media attention. Allegations against the post-secondary education sectors may impact general public perceptions of educational institutions, including us, in a negative manner. Adverse media coverage regarding other educational institutions or regarding us directly could damage our reputation, reduce student demand for our programs, adversely impact our net revenues, cash flows and operating profit or result in increased regulatory scrutiny.
Government laws and regulations are evolving and unfavorable changes could harm our business.
We are subject to general business regulations and laws, as well as regulations and laws specifically governing the post-secondary industry. Existing and future laws, regulations, and executive orders may impede our growth. These regulations, laws, and orders may cover consumer protection, taxation, privacy, data protection, marketing, pricing, content, copyrights, distribution, mobile communications, electronic device certification, electronic waste, electronic contracts and other communications and Internet services. An amendment to the U. S. Telephone Consumer Protection Act of 1991 became effective on October 16, 2013 which, among other things, requires specific prior written consent from consumers in order to place telemarketing calls to wireless phones using an automatic telephone dialing system. The Canadian Anti-Spam Law which, among other things, generally requires the senders of commercial electronic messages to first verify consent of recipients located in Canada, became effective as of July 1, 2014. We use telephonic communications with prospective students and we believe implementation of the new rules contributed to lower than anticipated application production across our organization for future academic terms due to delays in contacting prospective students in fiscal 2014. We are also subject to federal and state lobbying regulation as well as new federal disclosure requirements regarding the use of conflict minerals (commonly referred to as tantalum, tin, tungsten, and gold), which are mined from the Democratic Republic of the Congo and surrounding countries. Legislation, regulation, and executive orders in the United States as well as international laws and regulations could result in compliance costs which may reduce our revenue and income and/or result in reputational damage, as well as governmental action should our compliance measures not be deemed satisfactory.

Risks Related to Our Business
The resolution of pending SEC comments with respect to our accounting practices may result in a further delay in our current and future financial reporting or require us to restate previously filed financial statements, which may adversely affect the trading prices of our common stock.

Due to unresolved comments from the Staff ("the Staff") of the Division of Corporate Finance of the Securities and Exchange Commission (the “SEC”) related to our accounting policies for revenue recognition and related bad debt reserve recorded upon student withdrawals from our educational institutions, EDMC was unable to timely file, and remains unable to file, its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “2014 Form 10-K”). The time required to resolve the Staff’s comments and file the 2014 Form 10-K is uncertain. Moreover, the eventual resolution of the Staff’s comments could result in EDMC being required to restate its historical financial statements, and the magnitude of the impact of such restatement on previously reported revenues and earnings cannot be estimated at this time. Pending resolution of the SEC’s comments, filing of the 2014 Form 10-K and, if necessary, restatement of historical financial statements, less information about the Company being publicly available and/or concerns about the quality of the Company’s publicly available information could adversely affect the price and liquidity of our common stock.
Additionally, if we are required to restate our consolidated financial statements in the future, we may be the subject of negative publicity focusing on financial statement inaccuracies and the resulting restatement. In addition, our financial results as restated may be more adverse than originally reported. In the past, certain publicly traded companies that have restated their consolidated financial statements have been subject to shareholder actions. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our common stock to decline. Further, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate consolidated financial statements may have a material adverse effect on our common stock.
EDMC’s inability to file the 2014 Form 10-K may result in an event of default under our senior secured credit agreement or a failure to comply with regulatory requirements, each of which could result in a material adverse effect on the Company.
If EDMC is unable to file the 2014 Form 10-K by October 30, 2014, we will require a waiver under our senior secured credit agreement in order to avoid an event of default. In the absence of such a waiver, the lenders under our senior secured credit agreement would be entitled after October 30, 2014 to accelerate the debt owed to them and exercise their other remedies. There can be no assurances that we will be able to obtain such a wavier on reasonable terms, or at all.
Further, we are required to file consolidated audited financial statements with the U.S. Department of Education within six months of the end of our fiscal year, or by December 31, 2014. If we are unable to file audited financial statements with the U.S. Department of Education by such date, we would be deemed to not be financially responsible, which would allow the U.S. Department of Education to set additional restrictions on our institutions’ eligibility to participate in Title IV programs. Any conditions or limitations on our participation in the federal student financial aid programs in addition to the current letter of credit, provisional certification and additional financial and heightened cash monitoring could adversely affect our revenues and cash flows. There can be no assurance that the U.S. Department of Education will not require further restrictions as a condition of the renewal of our certification and that such additional restrictions will not materially and adversely impact our revenues and cash flows. Additionally, one of the agencies that accredits one of our institutions requires us to file audited financial statements for the institution by December 31, 2014. The accrediting agency could impose restrictions on this institution up to and including terminating its accreditation in the event that it does not file an annual audit on a timely basis.
Additionally, on account of not filing the 2014 Form 10-K by the fifteenth calendar day following the prescribed due date thereof, EDMC may be in violation of Section 13(a) of the Securities Exchange Act of 1934, which could have a material adverse effect on our financial condition as well as the price of our common stock and the value of our business because, as a result of such non-compliance, the SEC may determine to seek to impose the penalty/forfeiture provisions under Section 32 of the Securities Exchange Act of 1934. In addition, until EDMC files the 2014 Form 10-K, we may not be able to voluntarily suspend our reporting obligations under the Securities Exchange Act of 1934.
We do not have the financial resources to repay our existing indebtedness in the event that we are unable to implement the Debt Restructuring, which requires the consent of numerous regulatory agencies.
The following chart shows our level of consolidated indebtedness at June 30, 2014 (in millions):

Revolving credit facility	$219.9
Senior secured term loan facility, due in June 2016	728.4
Senior secured term loan facility, due in March 2018, net of discount	339.2
Senior cash pay/PIK notes due 2018, net of discount	215.9
Total indebtedness	$1,503.4
On September 5, 2014, we entered into a Restructuring Support Agreement or “RSA” with certain of our creditors and shareholders. Under the terms of the RSA, the parties have agreed to support a debt restructuring pursuant to which, among other things, $150 million of revolving loans under our existing revolving credit facility will be repaid in cash at par (with such amount available for re-borrowing under a new revolving credit facility) and the remaining portion of our $1.5 billion of outstanding indebtedness will be exchanged for two first lien senior secured term loans due July 2, 2020 in the aggregate principal amount of $400 million, mandatorily convertible preferred stock, optionally convertible preferred stock and warrants for common stock (the “Debt Restructuring”).

We refer to the issuance of the new indebtedness, convertible preferred stock and warrants as “Step 1” of the Debt Restructuring and have requested assurances from the U.S. Department of Education, the agencies which accredit our 18 institutions and a number of state licensing agencies to confirm our understanding that the consummation of Step 1 will not constitute a change of control requiring regulatory approval. Our creditors who consent to the Debt Restructuring prior to the consummation of Step 1 (collectively, the “Consenting Creditors”) will also receive the right to appoint two representatives to EDMC's Board of Directors (the "EDMC Board") in connection with the consummation of Step 1. Upon the conversion of the preferred stock and if applicable, exercise of warrants issued in Step 1 into common stock, which we refer to as “Step 2”, there will be a transfer of voting control of EDMC to the Consenting Creditors, which such transfer will constitute a change in control requiring approval of the U.S. Department of Education and numerous institutional accrediting agencies, state licensing agencies and programmatic accreditors. In the event that we do not consummate the Debt Restructuring in accordance with the RSA, the Consenting Creditors may terminate the RSA and we will be required to refinance or satisfy our existing indebtedness, including our $328.3 million revolving credit facility which matures on July 2, 2015. Our compliance with the deadlines in the RSA is subject to, in the case of Step 1, a number of regulatory agencies interpreting their own regulations and responding to us on a timely basis and, in the case of Step 2, approving the transfer of voting control of EDMC to the Consenting Creditors. We will not have cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing indebtedness if we do not consummate the Debt Restructuring, which would have a materially adverse impact on our business, financial condition, results of operations and cash flows and may result in the sale or bankruptcy of EDMC.

In the event that we do not receive consents from 100% of our creditors, we are required under the RSA to implement Step 1 over any such objection through an intercompany sale of substantially all of our assets (the “Intercompany Sale”), which would result in non-consenting creditors having claims against a subsidiary of the Company with no assets or otherwise being impaired. The non-consenting lenders, if any, may engage in litigation in order to receive the principal and interest payments due under our existing indebtedness. If the non-consenting lenders are successful in such litigation, it would have a materially adverse effect on our financial condition and cash flows.
Our substantial amount of debt could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and expose us to interest rate risk to the extent of our variable rate debt.

We will continue to have a significant amount of debt after completing the Debt Restructuring. Our substantial indebtedness could have important consequences, including:

•	making it more difficult for us to make payments on our indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•
requiring a substantial portion of cash flows from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flows to fund our operations, capital expenditures, payment of any settlements or judgments in connection with our litigation and future business opportunities;

•
increasing the likelihood of our not satisfying, on a consolidated basis, the U.S. Department of Education's annual financial responsibility requirements and subjecting us to letter of credit and provisional certification requirements for the foreseeable future;

•	exposing us to the risk of increased interest rates as the two term loans that we will issue in connection with the Debt Restructuring will bear interest at variable rates;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, program development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.
In addition, we and our subsidiaries may incur additional indebtedness in the future, subject to the restrictions contained in the senior credit facility and our new debt agreements. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.
Our access to capital markets and sourcing for additional funding to expand or operate our business may be adversely impacted by continued disruptions and volatility in the credit and equity markets worldwide and credit concerns regarding the industry in general and us in particular.
The credit and equity markets of both mature and developing economies have experienced extraordinary volatility, asset erosion and uncertainty during the last several years leading to governmental intervention in the banking sector in the United States and abroad on an unprecedented scale. Until these market disruptions diminish, we may not be able to access the capital markets to obtain funding needed to expand our business. In addition, changes in the capital or other legal requirements applicable to commercial lenders may affect the availability or increase the cost of borrowing. Credit concerns regarding the proprietary post-secondary education industry as a whole and us in particular have impeded our access to capital markets and may continue to do so in the future. If we are unable to obtain needed capital on terms acceptable to us, we may have to limit our growth initiatives or take other actions that materially adversely affect our business, financial condition, results of operations and cash flows.
If we do not complete the Debt Restructuring, we will not be able to generate sufficient cash to service all of our debt obligations and may be forced to take other actions in an effort to satisfy our obligations under such indebtedness, which may not be successful.
We anticipate that both of the term loans that we will incur in connection with the Debt Restructuring will not require amortization payments prior to maturity in July 2020 and that one of these term loans will defer cash interest expense in part for the first two years. Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements on acceptable terms, if at all, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to the financial and business risk factors described herein, many of which are beyond our control. We cannot assure you that we will be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay the opening of new schools, acquisitions or capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness.
Our debt agreements contain restrictions that limit our flexibility in operating our business
As of June 30, 2014, we had $1.5 billion in aggregate indebtedness outstanding. The largest portion of our debt is a senior secured credit facility, which currently consists of $1.1 billion of term loans and a $328.3 million revolving credit facility. We also have issued $203.0 million of Cash Pay/PIK Notes. At June 30, 2014, we had issued an aggregate of $307.6 million in letters of credit, the majority of which are issued to the U.S. Department of Education, which requires us to maintain one or more letters of credit due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transaction. The letters of credit are issued under two cash secured letter of credit facilities in the aggregate amount of $200.0 million and the revolving credit facility.
Our senior secured credit facilities contain various covenants that limit our ability to engage in specified types of transactions. The debt which we anticipate incurring in connection with the Debt Restructuring will include similar covenants. These covenants limit certain of our subsidiaries' ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	make certain investments, including capital expenditures;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with affiliates.
A breach of any of these covenants included in our debt agreements would result in a default under the senior secured credit agreement or the new term loans to be issued in connection with the Debt Restructuring. Upon the occurrence of an event of default under the senior credit facility or the agreements evidencing the new term loans, the lenders could elect to declare all amounts outstanding under such agreements immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. Certain of our subsidiaries have pledged or will pledge a significant portion of our assets as collateral under the debt agreements and EDMC will guaranty the debt issued in connection with the Debt Restructuring. If the lenders accelerate the repayment of borrowings, we will not have sufficient assets to repay our indebtedness. In the event we filed for bankruptcy, all of our schools could lose their eligibility to receive Title IV funds, which would have a material adverse effect on our business, financial condition and results of operations.
Our business could be adversely impacted by additional legislation and regulations addressing student loans due to the reliance of students attending our schools on loans to pay tuition and fees.
The Dodd-Frank Wall Street and Consumer Protection Act of 2010 mandated that the CFPB and the U.S. Department of Education conduct a detailed study to determine where there might be consumer protection gaps in the private student loan market. On July 19, 2012, the CFPB and the U.S. Department of Education issued a report describing what they characterized as risky practices in the private student loan market over the past ten years, among other things. According to the CFPB's estimates, outstanding student loan debt in the United States exceeded $1 trillion in 2011, with an estimated $864 billion of federal student debt and $150 billion of private student loan debt. The report found that private student loans are riskier than federally guaranteed student loans, the growth in student loans is due in part to lax underwriting standards engaged in by lenders and student borrowers are increasingly financially trapped by their inability to repay their loans. In addition, the CFPB is currently investigating the lending practices at two of our competitors in the proprietary education industry for the purposes of determining whether they engaged in unlawful acts or practices relating to the advertising, marketing, or origination of private student loans.
The extent to which we extend credit to our students has increased over the last several years due to decreases in availability of private loans for students. We extend credit to students to help fund the difference between our total tuition and fees and the amount covered by other sources, including amounts awarded under Title IV programs, private loans obtained by students, and cash payments by students. Due to the relative lack of availability of private lending sources, we have increased the extension of credit to our students for periods of up to 42 months beyond graduation, which has resulted in greater amounts of defaulted student receivables over time. Additional regulations adopted by the CFPB or the U.S. Department of Education restricting our student lending activity or lending activity by third parties could have a material adverse impact on our results of operations and cash flows due to our reliance on internal and third party lending programs.
If our students were unable to obtain private loans from third party lenders, our business could be adversely affected.
The education finance industry has been experiencing and may continue to experience problems that have resulted in fewer overall financing options for some of our students. Factors that could impact the general availability of loans to our students include:

•
changes in overall economic conditions or overall uncertainty or disruption in capital markets, in either case causing lenders to cease making student loans, limit the volume or types of loans made or impose more stringent eligibility or underwriting standards;

•	the financial condition and continued financial viability of student loan providers;

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changes in applicable laws or regulations, such as provisions of the recently-enacted HEA reauthorization that impose new disclosure and certification requirements with respect to private educational loans, that could have the effect of reducing the availability of education financing, including as a result of any lenders choosing to provide fewer loans or to stop providing loans altogether in light of increased regulation, or which could increase the costs of student loans; and

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determinations by lenders to reduce the number of loans, or to cease making loans altogether, to students attending or planning to attend certain types of schools, particularly proprietary institutions.

During fiscal 2014, we received indirectly through students attending our institutions approximately $42.9 million of proceeds from private loans as compared to approximately $58.6 million in fiscal 2013. These loans are provided pursuant to private loan programs and are made available to eligible students at our schools to fund a portion of the students’ costs of education not covered by federal and state financial aid grants due to increases in tuition and the cost of living. Private loans are made to our students by institutions and are non-recourse to us and our schools. Approximately 90% of the private loans in fiscal 2014 were offered and serviced by SLM Corporation. During the last several fiscal years, adverse market conditions for consumer student loans have resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans.
The consumer credit markets in the United States have recently suffered from increases in default rates and foreclosures on mortgages, as a result of which, fewer lenders are making student loans. Providers of federally guaranteed student loans and alternative or private student loans have also experienced recent increases in default rates. Adverse market conditions for consumer loans have resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans. Prospective students may find that these increased financing costs make borrowing prohibitively expensive and abandon or delay enrollment in post-secondary education programs. Certain private lenders have also required that we pay them new or increased fees in order to provide private loans to prospective students.
While we are taking steps to address the private loan needs of our students, the inability of our students to finance their education could cause our student population to decrease, which could have a material adverse effect on our financial condition, results of operations and cash flows.
Our business has been and may in the future be adversely affected by a general economic slowdown or recession in the United States or abroad.
The United States and other industrialized countries currently are experiencing reduced economic activity, increased unemployment, substantial uncertainty about their financial services markets and, in some cases, economic recession. In addition, homeowners in the United States have experienced a significant reduction in wealth due to the decline in residential real estate values across much of the country. We believe that these events negatively impacted our results during the most recent two fiscal years and may continue to reduce the demand for our programs among students in the future, which could materially and adversely affect our business, financial condition, results of operations and cash flows. These adverse economic developments also may result in a reduction in the number of jobs available to our graduates and lower salaries being offered in connection with available employment, which, in turn, may result in declines in our placement and persistence rates. In addition, these events could adversely affect the ability or willingness of our former students to repay student loans, which could increase our student loan cohort default rate and require increased time, attention and resources to manage these defaults. Further, the inability of students to pay their tuition and fees in cash has, along with other factors, resulted in a significant increase to our 90/10 rate over the last several fiscal years.
We recognized impairment charges during each of the last three fiscal years and may recognize additional such charges in the future, which could adversely affect our results of operation and financial condition.
We evaluate property and equipment, goodwill and other intangible assets for impairment on at least an annual basis. We recognize an impairment charge if the carrying value of our property and equipment, goodwill or other intangible assets exceed their estimated fair value. In assessing fair value, we rely primarily on a discounted cash flow analysis, as well as other generally accepted valuation methodologies. These analyses rely on the judgments and estimates of management, which involve inherent uncertainties. The estimated fair value of our property and equipment, goodwill and other intangible assets may be adversely affected by a number of factors, including changes in the regulatory environment in which we operate, the effects of a general economic slowdown and other unanticipated events and circumstances. In particular, should the Company need to take additional actions not currently foreseen to comply with current or future regulations, the assumptions used to calculate the fair value of property and equipment, goodwill and other intangible assets, including estimates of future revenues and cash flows, could be negatively affected and could result in an impairment of our property and equipment, goodwill or other intangible assets. If we are required to recognize an impairment charge, it would be recorded as an operating expense in the period in which the carrying value exceeds the fair value.
We recorded goodwill impairment charges of $1.5 billion, $270.9 million and $433.7 million in fiscal 2012, 2013, and 2014 respectively. As of June 30, 2014, we had approximately $0.9 billion of net property and equipment, goodwill and other intangible assets. While we currently believe that the fair value of our property and equipment, goodwill and other intangible assets exceeds its carrying value, changes in our estimates and assumptions regarding the future performance of our business could result in further impairment charges, which may have a material adverse effect on our results of operations.
We may have difficulty opening additional new schools and growing our online academic programs, and we may be forced to close schools if we do not improve our operating results.
Though we did not open any new schools in fiscal 2014, historically a significant percentage of our growth has resulted from opening new locations of our existing institutions. Establishing new schools poses unique challenges and requires us to make investments in management, capital expenditures, marketing expenses and other resources. When opening a new school, we are required to obtain appropriate state or provincial and accrediting agency approvals. In addition, to be eligible for federal student financial aid programs, a school has to be certified by the U.S. Department of Education. Further, our debt agreements include limitations on the amount of capital expenditures we may make on an annual basis. We have experienced significant decreases in the number of new students attending our schools over the last several fiscal years and announced our intention to close one school during fiscal 2014. Though we have no current plans to close any additional schools, we may be forced to close additional schools if we are unable to improve our results of operations. Our failure to effectively manage the operations of our existing or newly established schools or service areas, or any diversion of management’s attention from our core school operating activities, could harm our business.
As of June 30, 2014, we offer fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. We plan to continue to introduce new online programs at these schools in the future. The success of any new online programs and classes depends in part on our ability to expand the content of our programs, develop new programs in a cost-effective manner and meet the needs of our students in a timely manner. The expansion of our existing online programs, the creation of new online classes and the development of new fully-online programs may not be accepted by students or the online education market for many reasons, including as a result of the expected increased competition in the online education market or because of any problems with the performance or reliability of our online program infrastructure. In addition, a general decline in Internet use for any reason, including due to security or privacy concerns, the cost of Internet service or changes in government regulation of Internet use may result in less demand for online educational services, in which case we may not be able to grow our online programs.
We may not be able to grow our business if we are unable to improve the content of our existing academic programs or develop new programs on a timely basis and in a cost-effective manner.
We continually seek to improve the content of our existing academic programs and develop new programs in order to meet changing market needs. Revisions to our existing academic programs and the development of new programs may not be accepted by existing or prospective students or employers in all instances. If we cannot respond effectively to market changes, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors are able to introduce competing programs. Our efforts to introduce a new academic program may be conditioned or delayed by requirements to obtain federal, state and accrediting agency approvals. The development of new programs and classes, both conventional and online, is subject to requirements and limitations imposed by the U.S. Department of Education, state licensing agencies and the relevant accrediting bodies. The imposition of restrictions on the initiation of new educational programs by any of our regulatory agencies may delay such expansion plans. If we do not respond adequately to changes in market requirements, our ability to attract and retain students could be impaired and our financial results could suffer.
Establishing new academic programs or modifying existing academic programs also may require us to make investments in specialized personnel and capital expenditures, increase marketing efforts and reallocate resources away from other uses. We may have limited experience with the subject matter of new programs and may need to modify our systems and strategy. If we are unable to increase the number of students, offer new programs in a cost-effective manner or otherwise manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.
Our marketing programs may not be effective in attracting prospective students, current students or potential employers of our graduates.
In order to maintain and increase our revenues and margins, we must continue to attract new students in a cost-effective manner. We have experienced significant decreases in the number of new students attending our schools over the last several fiscal years. If we are unable to successfully market our schools and programs, our ability to attract and enroll new students could be adversely impacted and, consequently, our financial performance could suffer. We use marketing tools such as the Internet, radio, television and print media advertising to promote our schools and programs. Our representatives also make presentations at high schools. If we are unable to utilize these marketing methods in a cost-effective manner or if our other costs limit the amount of funds we can contribute to advertising, our profitability and revenue may suffer. Additionally, we rely on the general reputation of our schools and referrals from current students, alumni and employers as a source of new students. Among the factors that could prevent us from successfully marketing and advertising our schools and programs are the failure of our marketing tools and strategy to appeal to prospective students or current student and/or employer dissatisfaction with our program offerings or results and diminished access to high school campuses.
A decline in the overall growth of enrollment in post-secondary institutions could cause us to experience lower enrollment at our schools, which would negatively impact our future growth.
According to the U.S. Department of Education’s February 2014 report, "Projections of Education Statistics to 2022," and the Advance Release of Selected 2013 Digest of Education Statistics Tables, enrollment in degree-granting, post-secondary institutions is projected to grow approximately 16% over the ten-year period ending in the fall of 2022 to approximately 23.9 million students. This growth compares with a 24% increase reported in the prior ten-year period ended in fall of 2012, when enrollment increased from 16.6 million students in 2002 to approximately 20.6 million students in 2012. While enrollment growth in the ten-year period ended 2012 was accompanied by an approximate 19% increase in high school graduates from 2.9 million students in 2002 to 3.5 million students in 2012, the U.S. Department of Education is projecting a decline of approximately 3% in the number of high school graduates through 2022. Further, according to information published by the National Student Clearinghouse, enrollment in post-secondary institutions decreased by 0.8% from the Spring of 2013 to the Spring of 2014, and enrollment in four-year proprietary institutions decreased by 4.9% during the same time period.
Failure to keep pace with changing market needs and technology could harm our ability to attract students.
The success of our schools depends to a large extent on the willingness of prospective employers to employ our students upon graduation. Increasingly, employers demand that their new employees possess appropriate technological skills and also appropriate “soft” skills, such as communication, critical thinking and teamwork skills. These skills can evolve rapidly in a changing economic and technological environment. Accordingly, it is important that our educational programs evolve in response to those economic and technological changes. The expansion of existing academic programs and the development of new programs may not be accepted by current or prospective students or the employers of our graduates. Even if our schools are able to develop acceptable new programs, our schools may not be able to begin offering those new programs as quickly as required by prospective employers or as quickly as our competitors offer similar programs. If we are unable to adequately respond to changes in market requirements due to regulatory or financial constraints, unusually rapid technological changes or other factors, our ability to attract and retain students could be impaired, the rates at which our graduates obtain jobs involving their fields of study could suffer and our results of operations and cash flows could be adversely affected.
Capacity constraints or system disruptions to our online computer networks could have a material adverse effect on our ability to attract and retain students.
The performance and reliability of the program infrastructure of our schools’ online operations is critical to the reputation of these campuses and our ability to attract and retain students. Any computer system error or failure, or a sudden and significant increase in traffic on our computer networks that host our schools’ online operations, may result in the unavailability of our schools’ online operations’ computer networks. In addition, any significant failure of our computer networks could disrupt our on campus operations. Individual, sustained or repeated occurrences could significantly damage the reputation of our schools’ online operations and result in a loss of potential or existing students. Additionally, our schools’

online computer systems and operations are vulnerable to interruption or malfunction due to events beyond our control, including natural disasters and network and telecommunications failures. Any interruption to our schools’ online computer systems or operations could have a material adverse effect on the ability of our schools’ online operations to attract and retain students.
The personal information that we collect and store may be vulnerable to misuse, breach, theft or loss that could adversely affect our reputation and operations, and regulation regarding personal information is increasing.
Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. Our schools collect, use and retain large amounts of personal information regarding our students and their families, including social security numbers, tax return information, health data, personal and family financial data and credit card numbers. We are exposed to risk regarding the unauthorized use and disclosure of such information, including but not limited to risks associated with compliance with the U. S. Telephone Consumer Protection Act which, effective October 2013, requires prior express written consent to use of automatic telephone dialing systems and the Canadian Anti-Spam Law which, effective July 2014, requires the senders of commercial electronic messages to first verify consent of recipients located in Canada. We also collect and maintain personal information of our employees in the ordinary course of our business. Our computer networks and the networks of certain of our vendors that hold and manage confidential information on our behalf may be vulnerable to unauthorized access, cyber computer hackers, computer viruses and other security threats. Confidential information also may become available to third parties inadvertently when we integrate or convert computer networks into our network following an acquisition of a school or in connection with upgrades from time to time.
Due to the sensitive nature of the information contained on our networks, such as students' grades, our networks may be targeted by hackers. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy. In addition, errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches and restrict our use of personal information. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or cyber-security attacks or to alleviate problems caused by these breaches. A major breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors could have a material adverse effect on our reputation and results of operations and result in further regulation and oversight by federal and state authorities and increased costs of compliance.
We may not be able to retain our key personnel or hire and retain additional personnel needed for us to sustain and grow our business as planned.
Our success depends, in large part, upon our ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. We may have difficulty locating and hiring qualified personnel, and retaining such personnel once hired. In addition, key personnel may leave and subsequently compete against us. The loss of the services of any of our key personnel, many of whom are not party to employment agreements with us, or our failure to attract and retain other qualified and experienced personnel on acceptable terms could impair our ability to successfully sustain and grow our business, which could have a material adverse effect on our results of operations.
Our inability to operate one or more of our schools or locations due to a natural disaster, terrorist act or widespread epidemic, or to restore a damaged school or location to its prior operational level could materially hurt our operating results and cash flows.
A number of our schools are located in Florida and elsewhere in the southeastern United States in areas prone to hurricane damage, which may be substantial. We also have a number of schools located in California in areas vulnerable to earthquakes. One or more of these schools may be unable to operate for an extended period of time in the event of a hurricane, earthquake or other natural disaster which does substantial damage to the area in which a school is located. In addition, we may not be in a position to devote sufficient resources to a damaged school in order for it to re-open in a timely fashion or at the same level of operation as existed prior to the damage. Further, a regional or national outbreak of influenza or other illness easily spread by human contact could cause us to close one or more of our schools for an extended period of time. The failure of one or more of our schools to operate for a substantial period of time could have a material adverse effect on our results of operations and cash flows.
We have a significant concentration of admissions representatives for our fully-online schools in two geographically separate locations. A natural disaster or terrorist act which affected one of these locations could result in our inability to contact prospective students for our fully-online programs for an extended period of time, which would result in a significantly lower number of new students enrolling in our programs.
The breach of the physical security at one of our school locations could harm our business.

There have been a number of shooting and other incidents involving violence at post-secondary, secondary and primary school locations over the last several years. We have 110 primary school locations and multiple housing facilities across the United States and in Canada. Though we train our employees on how to respond to crises, no assurances can be given that one of these incidents won’t occur at one of school or housing locations. An incident involving violence resulting from a breach of the physical security at one of our school or housing locations and harm to one or more of our students or employees could expose us to adverse publicity along with significant litigation and claims from third parties, which could have a material adverse effect on our reputation, business, prospects, financial condition, cash flows, and results of operations.
The actions, errors, or instances of regulatory noncompliance of third party vendors upon which our institutions rely may negatively impact our business.
We engage third party vendors to provide, among other services, marketing and recruiting activities. Although we require that the work done by such third parties be of high quality and in compliance with applicable regulations, we may be ultimately responsible for any errors or instances of regulatory noncompliance, some of which could adversely impact our reputation, business, prospects, financial condition, cash flows, and results of operations.
We operate in a highly competitive industry, and competitors with greater resources could harm our business.
The post-secondary education market is highly fragmented and competitive. Our schools compete for students with traditional public and private two-year and four-year colleges and universities and other proprietary providers, including those that offer online learning programs. Related to this, a substantial proportion of traditional colleges and universities and community colleges now offer some form of distance learning or online education programs, including programs geared towards the needs of working learners. As a result, we face increased competition for students, including from colleges with well-established brand names. In addition, we face competition from various emerging nontraditional, credit-bearing and noncredit-bearing education programs, offered by both proprietary and not-for-profit providers. These include massive open online courses (MOOCs) offered worldwide without charge by traditional educational institutions and other direct-to-consumer education services, which some educational institutions are now considering for credit. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to proprietary providers. Accordingly, public and private institutions may have instructional and support resources superior to those in the proprietary sector, and public institutions can offer substantially lower tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we do.
If the Debt Restructuring is consummated, our existing shareholders will suffer substantial dilution.
Under the terms of the Debt Restructuring, we will issue preferred stock to our creditors that, without giving effect to dilution from warrants to be issued and a management incentive plan to be implemented in connection with the Debt Restructuring, is convertible into 96% of our outstanding common stock. Accordingly, current stockholders will suffer substantial dilution, which will have a materially adverse impact on the market value of a share of common stock.
If we expand in the future into new markets outside the United States, we would be subject to risks inherent in non-domestic operations.
If we acquire or establish schools in new markets outside the United States, we will face risks that are inherent in non-domestic operations, including the complexity of operations across borders, currency exchange rate fluctuations, monetary policy risks, such as inflation, hyperinflation and deflation, and potential political and economic instability in the countries into which we expand.
Private equity funds affiliated with the Sponsors own the majority of our voting stock, which, if they act together, allows them to control substantially all matters requiring shareholder approval, and a small number of our shareholders, acting in concert, could effect a “going-private” transaction.
Collectively, private equity funds affiliated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners (collectively, the “Sponsors”) beneficially owned approximately 84% of our outstanding common stock at June 30, 2014. In addition, pursuant to a Shareholders Agreement entered into among the Sponsors and certain of our shareholders (the “Shareholders Agreement”), the Sponsors have the right to appoint five directors to the EDMC Board. Currently, four of the EDMC Board’s ten directors are representatives of private equity funds affiliated with the Sponsors and one of the Sponsors has the right to appoint an additional director to the EDMC Board. Certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners each have the right to appoint two directors if such Sponsor owns 10% or more of our common stock and each of the Sponsors have the right to appoint one director if such Sponsor owns 2% or more of our common stock. As a result, these private equity funds, should they vote their respective shares in concert with each other, have significant influence over our decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not other shareholders believe that such transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. Under Pennsylvania law, the state of incorporation of EDMC, the Sponsors could decide to effect a “short form” merger involving EDMC, without the need for approval of the EDMC Board or any other shareholders, which would result in the shares held by the public being cashed out, and EDMC no longer being publicly traded (a “going-private transaction”). Certain of these private equity funds from time to time consider the possibilities for effecting a going-private transaction, which they might decide to effect in the near term or thereafter, although there is no guarantee that such a transaction will be proposed, or if proposed, consummated or, should it be consummated, the timing or price thereof. Any decision by the Sponsors to approve, disapprove or undertake a transaction affecting our common stock could have a material effect on the value of our outstanding shares.
Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. As long as private equity funds affiliated with the Sponsors collectively continue to own, directly or indirectly, a significant amount of the outstanding shares of our common stock, the Sponsors will collectively continue to be able to strongly influence or effectively control our decisions.
We qualify for and avail ourselves of exemptions from certain corporate governance requirements for companies whose stock is quoted on The NASDAQ Stock Market LLC (“NASDAQ”) that provide protection to shareholders of other companies.
The parties to the Shareholders Agreement collectively own more than 50% of the total voting power of our common stock, and we therefore use certain “controlled company” exemptions under NASDAQ’s corporate governance listing standards that free us from the obligation to comply with certain NASDAQ corporate governance requirements, including the requirements:

•	that a majority of the EDMC Board consists of independent directors;

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that the compensation of executive officers be determined, or recommended to the EDMC Board for determination, either by (a) a majority of the independent directors or (b) a compensation committee comprised solely of independent directors; and

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that director nominees be selected, or recommended for the EDMC Board’s selection, either by (a) a majority of the independent directors or (b) a nominations committee comprised solely of independent directors.

As a result of our use of these exemptions, owners of our common stock do not have the same protection afforded to shareholders of companies that are subject to all of NASDAQ’s corporate governance requirements. In the event that we cease to be eligible to utilize “controlled company” exemptions under NASDAQ’s corporate governance listing standards, we will have a transition period during which we must achieve compliance with the requirements described above.
Provisions in EDMC’s charter documents and the Pennsylvania Business Corporation Law could make it more difficult for a third party to acquire EDMC and could discourage a takeover and adversely affect existing shareholders.
Provisions in EDMC’s charter documents could discourage potential acquisition proposals or make it more difficult for a third party to acquire control of EDMC, even if doing so might be beneficial to our shareholders. EDMC’s articles of incorporation and bylaws provide for various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. For example, EDMC’s articles of incorporation authorize the EDMC Board to issue up to 20.0 million shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions on those shares, without any further vote or action by our shareholders. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Additional provisions that could make it more difficult for shareholders to effect certain corporate actions include the following:

•	EDMC’s articles of incorporation prohibit cumulative voting in the election of directors;

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once the private equity funds affiliated with the Sponsors and certain of our other institutional investors collectively cease to beneficially own 50% or more of our outstanding common stock, EDMC’s articles of incorporation and bylaws will not (i) permit shareholder action without a meeting by consent, except for unanimous written consent, (ii) permit shareholders to call or to require the EDMC Board to call a special meeting or (iii) permit shareholder removal of directors without assigning any cause; and

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EDMC’s bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must comply with advance notice procedures.

Our shareholders may remove directors only for cause; provided that as long as our shareholders have the right to act by partial written consent, directors may be removed from office by partial written consent without assigning any cause. These and other provisions of the Pennsylvania Business Corporation Law (the “PBCL”) and EDMC’s articles of incorporation and bylaws may discourage acquisition proposals, make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

We currently do not intend to pay dividends on our common stock and, consequently, investors’ only opportunity to achieve a return on their investment is if the price of our common stock appreciates.
We currently do not expect to pay dividends on shares of our common stock. The terms of our senior secured credit facility and indenture limit our ability to pay cash dividends in certain circumstances. Furthermore, if we are in default under our credit facility or indenture, our ability to pay cash dividends will be limited in certain circumstances in the absence of a waiver of that default or an amendment to the facilities or indenture. In addition, because we are a holding company, our ability to pay cash dividends on shares of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under our senior secured credit facilities and indenture. Subject to these restrictions, the payment of cash dividends in the future, if any, will be at the discretion of the EDMC Board and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by the EDMC Board. Consequently, the only opportunity for investors to achieve a return on their investment in the Company is if the market price of our common stock appreciates.
EDMC relies on dividends, distributions and other payments, advances and transfers of funds from its operating subsidiaries to meet its debt service and other obligations.
EDMC, our parent corporation, conducts all of its operations through certain of its subsidiaries, and at June 30, 2014 it had no significant assets other than cash of approximately $50.7 million and the capital stock of its respective subsidiaries. As a result, EDMC relies on dividends and other payments or distributions from its operating subsidiaries to meet any existing or future debt service and other obligations. The ability of its operating subsidiaries to pay dividends or to make distributions or other payments to EDMC depends on their respective operating results and may be restricted by, among other things, the laws of their respective jurisdictions of organization, regulatory requirements, agreements entered into by those operating subsidiaries and the covenants of any existing or future outstanding indebtedness that EDMC or its subsidiaries may incur.
We experience seasonal fluctuations in our results of operations which may result in similar fluctuations in the trading price of our common stock.
Historically, our quarterly revenues and income have fluctuated primarily as a result of the pattern of student enrollments at our schools. The number of students enrolled at our schools typically is greatest in the second quarter of our fiscal year, when the largest number of recent high school and college graduates typically begin post-secondary education programs. Student vacations generally cause our student enrollments to be at their lowest during our first fiscal quarter. Because a significant portion of our expenses do not vary proportionately with the fluctuations in our revenue, our results in a particular fiscal quarter may not indicate accurately the results we will achieve in a subsequent quarter or for the full fiscal year. These fluctuations in our operating results may result in corresponding volatility in the market price for our common stock. Our liquidity needs also fluctuate during the year, with our fourth fiscal quarter being our lowest point.
The market price of our common stock may continue to be volatile due to a number of factors, including our low float, which could cause the value of an investment in our common stock to decline, could adversely affect your ability to liquidate your investment or could subject us to securities class action litigation.
Our stock price has declined significantly since January 2012 and may continue to be volatile due to, among other factors, our low float, which is the number of shares of the Company’s common stock that are outstanding and available for trading by the public. Our relatively low float is a consequence of the concentrated holdings of certain of our principal shareholders, as well as our repurchases of common stock under the stock repurchase program that the EDMC Board adopted in 2010. The resulting thin trading market for our stock may cause the market price for our common stock to fluctuate significantly more than the stock market as a whole, and without a large float, our common stock is less liquid than the stock of companies with broader public ownership. In other words, the Company’s stock price may change dramatically when buyers seeking to purchase shares of the Company’s common stock exceed the shares available on the market, or when there are no buyers to purchase shares of the Company’s common stock when shareholders are trying to sell their shares (including optionees exercising in-the-money stock options), and in the absence of an active public trading market, you may be unable to liquidate your investment in the Company at the time that you wish at a price that you consider satisfactory. The lack of an active market may also reduce the fair value of your shares and may impair our ability to raise capital to continue to fund operations by selling shares or to acquire other companies by using our shares as consideration.
Further, a going-private transaction or other event that would result in the Company no longer being publicly traded on a national securities exchange registered with the SEC could eliminate an active public trading market and have the same effect discussed above regarding your inability to liquidate your investment in the Company, or reduce the fair value of your shares and may impair our ability to raise capital.
Other specific factors that could cause the market price of our common stock to rise and fall include but are not limited to the following:

•	variations in our or our competitors’ actual or anticipated operating results or any failure on our part to otherwise meet the expectations of the investment community;

•	our growth rates or those of our competitors;

•	our introduction, or introduction by our competitors, of new schools, new programs, concepts, or pricing policies;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analyst who follows our stock;

•	changes in the conditions in the education industry, the financial markets or the economy as a whole;

•	substantial sales of our common stock;

•	failure of any of our schools to secure or maintain accreditation or eligibility to participate in Title IV programs;

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announcements of regulatory or other investigations, adverse regulatory action by the U.S. Department of Education, state agencies or accrediting agencies, regulatory scrutiny of our operations or the operations of our competitors or lawsuits filed against us or our competitors; and

•	changes in accounting principles.
Furthermore, overall market volatility, as well as general economic, market or potential conditions, could reduce the market price of our common stock in spite of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation often has been brought against that company. Due to the potential volatility of our stock price, we therefore may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.
We are in the process of, and whether or not the Debt Restructuring is completed, intend to continue, considering voluntarily delisting our common stock from NASDAQ and suspending our reporting obligations under the Securities Exchange Act of 1934.
Our directors and management are in the process of, and whether or not the Debt Restructuring is completed, intend to continue, exploring the advantages and disadvantages to us and our shareholders of our voluntarily delisting our common stock from NASDAQ and suspending our reporting obligations under the Securities Exchange Act of 1934. No final decisions have been made in this regard, including as to the timing thereof. If our common stock is delisted from NASDAQ, we anticipate that the common stock would be traded over-the-counter. If we voluntarily delist our common stock from NASDAQ, there can be no assurance that an active trading market will continue to exist. If an active market is not maintained, the price and liquidity of our common stock may be adversely affected. Further, upon suspending our reporting obligations under the Securities Exchange Act of 1934, we would cease filing reports with the SEC, which will result in significantly less information about the Company being publicly available, which could adversely affect the price and liquidity of our common stock.
Moreover, even if we do not decide to voluntarily delist our common stock, we might fail to meet NASDAQ’s continued listing requirements, in which case, subject to our right to cure, our common stock may be delisted by NASDAQ. NASDAQ would have the right to delist our common stock if, among other things, our common stock closed with a bid price below $1.00 for 30 consecutive business days, and during the 180 day period after we received notification of such deficiency, our common stock’s bid price did not equal or exceed $1.00 for at least 10 consecutive business days.
CERTAIN LEGAL PROCEEDINGS
Qui Tam Matters
Washington v. Education Management Corporation. On May 3, 2011, a qui tam action captioned United States of America, and the States of California, Florida, Illinois, Indiana, Massachusetts, Minnesota, Montana, New Jersey, New Mexico, New York and Tennessee, and the District of Columbia, each ex rel. Lynntoya Washington and Michael T. Mahoney v. Education Management Corporation, et al. (“Washington”) filed under the federal False Claims Act in April 2007 was unsealed due to the U.S. Department of Justice’s decision to intervene in the case. Five of the states listed on the case caption joined the case based on qui tam actions filed under their respective False Claims Acts. The Court granted the Company’s motion to dismiss the District of Columbia from the case and denied the Commonwealth of Kentucky’s motion to intervene in the case under its consumer protection laws.
The case, which is pending in federal district court in the Western District of Pennsylvania, relates to whether the Company’s compensation plans for admission representatives violated the HEA and U.S. Department of Education regulations prohibiting an institution participating in Title IV programs from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments to any person or entity engaged in any student recruitment or admissions activity during the period of July 1, 2003 through June 30, 2011. The complaint was initially filed by a former admissions representative at The Art Institute of Pittsburgh Online Division and a former director of training at EDMC Online Higher Education and asserts the relators are entitled to recover treble the amount of actual damages allegedly sustained by the federal government as a result of the alleged activity, plus civil monetary penalties. The complaint does not specify the amount of damages sought but claims that the Company and/or students attending the Company’s schools received over $11 billion in funds from participation in Title IV programs and state financial aid programs during the period of alleged wrongdoing.
On May 11, 2012, the Court ruled on the Company’s motion to dismiss case for failure to state a claim upon which relief can be granted, dismissing the claims that the design of the Company’s compensation plan for admissions representatives, which included both quantitative and quality factors, violated the incentive compensation rule and allowing common law claims and the allegations that the plan as implemented violated the rule to continue to discovery.  On May 8, 2014, the Court denied the Company’s motion for summary judgment based on a statistical analysis of the salary adjustments for admissions representatives under the compensation plan. The Company believes the case to be without merit and intends to vigorously defend itself. From time to time, the Company engages in settlement discussions with respect to this case.  At this time, the Company is unable to estimate the amount of any reasonably possible loss related to this matter because of the status of current settlement negotiations and the fact that the Company is only willing to settle the case if a settlement can be negotiated in an amount that the Company believes is reasonable. There can be no assurance that the settlement conversations will lead to a settlement acceptable to all parties and approved by all parties.   There can also be no assurance that any settlement will be within amounts currently accrued or be covered by insurance or not be material to the Company.
In July 2014, the Company’s excess insurer filed a declaratory judgment action in federal district court in the Western District of Pennsylvania seeking a ruling that it has no liability to provide coverage to us in connection with the Washington and other qui tam litigation matters. Because of the many questions of fact and law that may arise, the outcome of this legal proceeding is uncertain at this point.
Sobek v. Education Management Corporation. On March 13, 2012, a qui tam action captioned United States of America, ex rel. Jason Sobek v. Education Management Corporation, et al. filed under the federal False Claims Act on January 28, 2010 was unsealed after the U.S. Department of Justice declined to intervene in the case. The case, which is pending in the federal district court in the Western District of Pennsylvania, alleges that the defendants violated the U.S. Department of Education’s regulation prohibiting institutions from making substantial misrepresentations to prospective students, did not adequately track student academic progress and violated the U.S. Department of Education's prohibition on the payment of incentive compensation to admissions representatives. The complaint was filed by a former project associate director of admissions at EDMC Online Higher Education who worked for South University and asserts the relator is entitled to recover treble the amount of actual damages allegedly sustained by the federal government as a result of the alleged activity, plus civil monetary penalties. The complaint does not specify the amount of damages sought but claims that the Company's institutions were ineligible to participate in Title IV programs during the period of alleged wrongdoing.
In August 2013, the parties to the action, along with the U.S. Department of Justice, participated in a private mediation in which the relator and defendants reached an agreement in principle regarding the financial terms of a potential settlement. The agreement between the parties remains subject to approval by the U.S. Department of Justice. Significant terms remain to be negotiated, and there is no certainty that a final agreement will be reached. The settlement amount agreed to by the parties under the terms of the agreement in principle would be paid by the Company’s insurer and the Company would pay an immaterial amount of attorneys' fees incurred by the relator. The ultimate dismissal of the action, should a final settlement be reached, is subject to the Court’s approval.
In the course of settlement discussions regarding the Sobek matter, the U.S. Department of Justice informed the Company that it is the subject of an investigation related to a claim under the federal false claims act by the U.S. Attorney’s Office for the Middle District of Tennessee. Additionally, in March 2014 the U.S. Department of Justice informed the Company that it is the subject of an investigation related to a claim under the federal false claims act by the U.S. Attorney's Office for the Western District of Pennsylvania. The Company plans to cooperate with the U.S. Department of Justice with regard to these matters. However, the Company cannot predict the eventual scope, duration or outcome of the investigations at this time nor can it estimate any amount of a reasonably possible loss related to these investigations because of their status.
Shareholder Derivative Lawsuits
On May 21, 2012, a shareholder derivative class action captioned Oklahoma Law Enforcement Retirement System v. Todd S. Nelson, et al. was filed against the directors of the Company in state court located in Pittsburgh, PA. The Company is named as a nominal defendant in the case. The complaint alleges that the defendants violated their fiduciary obligations to the Company's shareholders due to the Company's violation of the U.S. Department of Education's prohibition on paying incentive compensation to admissions representatives, engaging in improper recruiting tactics in violation of Title IV of the HEA and accrediting agency standards, improper classification of job placement data for graduates of its schools and failure to satisfy the U.S. Department of Education's financial responsibility standards. The Company previously received two demand letters from the plaintiff which were investigated by a Special Litigation Committee of the EDMC Board and found to be without merit.
The Company and the director defendants filed a motion to dismiss the case with prejudice on August 13, 2012. In response, the plaintiffs filed an amended complaint making substantially the same allegations as the initial complaint on September 27, 2012. The Company and the director defendants filed a motion to dismiss the amended complaint on October 17, 2012. On July 16, 2013, the Court dismissed the claims that the Company engaged in improper recruiting tactics and mismanaged the Company's financial well-being with prejudice and found that the Special Litigation Committee could conduct a supplemental investigation of the plaintiff’s claims related to incentive compensation paid to admissions representatives and graduate placement statistics. The Special Litigation Committee filed supplemental reports on October 15, 2013, January 9, 2014 and February 28, 2014, finding no support for the incentive compensation and graduate placement statistic claims. The Court held a hearing on the defendants' supplemental motion to dismiss the case on January 29, 2014 and granted the plaintiff’s request for limited discovery on June 11, 2014.
On August 3, 2012, a shareholder derivative class action captioned Stephen Bushansky v. Todd S. Nelson, et al. was filed against certain of the directors of the Company in federal district court in the Western District of Pennsylvania. The Company is named as a nominal defendant in the case. The complaint alleges that the defendants violated their fiduciary obligations to the Company’s shareholders due to the Company’s use of improper recruiting, enrollment admission and financial aid practices and violation of the U.S. Department of Education’s prohibition on the payment of incentive compensation to admissions representatives. The Company previously received a demand letter from the plaintiff which was investigated by a Special Litigation Committee of the EDMC Board and found to be without merit. The Company believes that the claims set forth in the complaint are without merit and intends to vigorously defend itself. The Company and the named director defendants filed a motion to stay the litigation pending the resolution of the Oklahoma Law Enforcement Retirement System shareholder derivative case or, alternatively, dismiss the case on October 19, 2012. On August 5, 2013, the Court granted the Company’s motion to stay the case in light of the ruling on the defendants’ motion to dismiss the Oklahoma Law Enforcement Retirement System case.
Because of the many questions of fact and law that may arise, the outcome of these legal proceedings is uncertain at this point. Based on the information presently available, the Company cannot reasonably estimate a range of loss for these actions and, accordingly, has not accrued any liability associated with these actions.
OIG Subpoena
On May 24, 2013, the Company received a subpoena from the Office of Inspector General of the U.S. Department of Education requesting policies and procedures related to Argosy University's attendance, withdrawal and return to Title IV policies during the period of July 1, 2010 through December 31, 2011 and detailed information on a number of students who enrolled in Argosy University’s Bachelor’s of

Psychology degree program. The Company plans to cooperate with the Office of Inspector General in connection with its investigation. However, the Company cannot predict the eventual scope, duration or outcome of the investigation at this time nor can it estimate any amount of a reasonably possible loss related to the investigation because of its status.
State Attorneys General Investigations
The Company received inquiries from 13 states in January 2014 and an additional state in March 2014 regarding the Company’s business practices. The Attorney General of the Commonwealth of Pennsylvania informed the Company that it will serve as the point of contact for the inquiries related to the Company. The inquiries focus on the Company's practices relating to the recruitment of students, graduate placement statistics, graduate certification and licensing results, and student lending activities, among other matters. Several other companies in the proprietary education industry have disclosed that they received similar inquiries. The Company has cooperated with the states involved and, from time to time, engaged in preliminary discussions designed to lead to a settlement of the investigation. However, the Company is unable to estimate the amount of any reasonably possible loss related to this matter or the eventual scope, duration or outcome of the investigation due to the nature and status of the preliminary discussions.
In January 2013, The New England Institute of Art received a civil investigative demand from the Commonwealth of Massachusetts Attorney General requesting information for the period from January 1, 2010 to the present pursuant to an investigation of practices by the school in connection with marketing and advertising job placement and student outcomes, the recruitment of students and the financing of education. The Company previously responded to a similar request that The New England Institute of Art received in June 2007 and intends to continue to cooperate with the Attorney General in connection with its investigation. However, the Company cannot predict the eventual scope, duration or outcome of the investigation at this time nor can it estimate any amount of a reasonably possible loss related to the investigation because of its status.
In August 2011, the Company received a subpoena from the Attorney General of the State of New York requesting documents and detailed information for the time period of January 1, 2000 through the present. The Art Institute of New York City is the Company's only school located in New York though the subpoena also addresses fully-online students who reside in the State. The subpoena is primarily related to the Company’s compensation of admissions representatives and recruiting activities. The relators in the Washington qui tam case filed the complaint under the State of New York's False Claims Act though the state has not announced an intention to intervene in the matter. The Company intends to continue to cooperate with the investigation. However, the Company cannot predict the eventual scope, duration or outcome of the investigation at this time nor can it estimate any amount of a reasonably possible loss related to the investigations because of its status.
In December 2010, the Company received a subpoena from the Office of Consumer Protection of the Attorney General of the Commonwealth of Kentucky requesting documents and detailed information for the time period of January 1, 2008 through December 31, 2010. The Company has three Brown Mackie College locations in Kentucky. The Kentucky Attorney General announced an investigation of the business practices of proprietary post-secondary schools and that subpoenas were issued to six proprietary colleges that do business in Kentucky in connection with the investigation. The Company intends to continue to cooperate with the investigation. However, the Company cannot predict the eventual scope, duration or outcome of the investigation at this time nor can it estimate any amount of a reasonably possible loss related to the investigation because of its status.
In October 2010, Argosy University received a subpoena from the Florida Attorney General’s office seeking a wide range of documents related to the Company's institutions, including the nine institutions located in Florida, from January 2, 2006 to the present. The Florida Attorney General has announced that it is investigating potential misrepresentations in recruitment, financial aid and other areas. The Company is cooperating with the investigation, but has also filed a suit to quash or limit the subpoena and to protect information sought that constitutes proprietary or trade secret information. The Company cannot predict the eventual scope, duration or outcome of the investigation at this time nor can it estimate any amount of a reasonably possible loss related to the investigation because of its status.
City of San Francisco
In December 2011, the Company received a letter from the City Attorney of the City of San Francisco, California requesting information related to student recruitment and indebtedness, including recruiting practices and job placement reporting, among other issues, by The Art Institute of San Francisco and the seven other Art Institutes located in California. On June 17, 2014, the Company entered into an Assurance of Voluntary Compliance (the “Assurance”) with the City Attorney for the purpose of resolving disputed claims, avoiding the expense of further litigation, and permitting the Company to focus on its education mission with regard to its students. Under the Assurance, without admitting liability, the Company has agreed to pay the aggregate amount of approximately $4.4 million, consisting of $2.0 million to the City Attorney for fees and costs of the investigation and to carry out the purpose of the Assurance, $1.6 million to fund a scholarship program for students who enrolled in The Art Institute of California - San Francisco or one of the California Art Institutes diploma or degree programs and did not obtain their diplomas or degrees and $0.8 million for an unrestricted scholarship program for students attending one of the California Art Institutes.

As part of the Assurance, the California Art Institutes agreed to, among other things: disclosure to be provided, and prescribed calculation methods, for placement rates, actual or average salaries, graduation and completion rates, transfer rates, retention rates, cohort default rates, and percentage of enrollees who finish a diploma or undergraduate degree program earlier than the planned time for completion of the diploma or undergraduate degree program; disclosure to be provided related to financial aid; training of California Art Institutes employees involved in the collection of graduate employment information; provision of appropriate placement representative-to-student ratios at each of its schools and certain placement assistance services; termination of any employee who it is determined provided or attempted to provide materially false graduate employment information for inclusion in the placement data to be published by a California Art Institute; reporting of data to the City Attorney regarding compliance with the Assurance; hiring of an independent auditor to conduct an audit of placement rates; and maintenance of written records regarding compliance with the Assurance.
Securities and Exchange Commission Subpoenas
On March 20, 2013, the Company received a subpoena from the Division of Enforcement of the Securities and Exchange Commission requesting documents and information relating to the Company's valuation of goodwill and its bad debt allowance for student receivables. The Company received a second subpoena from the Division of Enforcement on May 13, 2013 which requests documents and information related to the letters of credit posted with the U.S. Department of Education. In June 2014, the Company was informed by the Division of Enforcement that the investigation was complete and that it does not intend to recommend an enforcement action by the Securities and Exchange Commission.
Argosy University, Seattle APA Program Accreditation Lawsuits
In August 2013, a petition was filed in the Superior Court of the State of Washington (King County) in the case of Winters, et al. v. Argosy Education Group, et al. by 20 former students in the Clinical Psychology program offered by the Seattle campus of Argosy University. In December 2013, a similar petition was filed in the same court in the case of McMath, et al. v. Argosy Education Group, et al. by nine former students in the Clinical Psychology program offered by the Seattle campus of Argosy University. Both cases allege negligent misrepresentation due to the failure of the Clinical Psychology program to obtain accreditation from the American Psychology Association (“APA”), breach of contract, violation of the Washington State Consumer Protection Act, negligent infliction of emotional distress, negligence and lack of institutional control, negligent misrepresentation, breach of fiduciary duty, negligent failure to disclose and fraud.  The Seattle campus of Argosy University announced that it was teaching-out (i.e., not accepting new students into the program) the Clinical Psychology program in November 2011 due to the inability to obtain APA accreditation. The Company believes the claims in the lawsuits to be without merit and intends to vigorously defend itself. Because of the many questions of fact and law that may arise, the outcome of these legal proceedings is uncertain at this point. Based on the information presently available, the Company cannot reasonably estimate a range of loss for these actions and, accordingly, has not accrued any liability associated with these actions.
Securities Class Action
On September 19, 2014, a securities class action complaint captioned Robb v. Education Management Corporation, et. al was filed against the Company and certain of its executive officers. The complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder due to allegedly materially false and misleading statements made by the Company during the period of August 8, 2012 through September 16, 2014 in connection with the Company’s filings with the SEC, press releases and other statements and documents. Because of the many questions of fact and law that may arise, the outcome of this legal proceeding is uncertain at this point. Based on the information available to us at present, we cannot reasonably estimate a range of loss for this action and, accordingly, we have not accrued any liability associated with this action.
Other Matters
The Company is a defendant in certain other legal proceedings arising out of the conduct of its business.  Additionally, the Company is subject to compliance reviews by various state and federal agencies which provide student financial aid programs, of which noncompliance may result in liability for educational benefits paid as well as fines and other corrective action.  In the opinion of management, based upon an investigation of these matters and discussion with legal counsel, the ultimate outcome of such other legal proceedings and compliance reviews, individually and in the aggregate, is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

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